As filed with the Securities and Exchange Commission on October 22, 2010
No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3714	38-3519512
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Village Center Drive,
Van Buren Township,
Michigan 48111
(800) 847-8366
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael K. Sharnas
Vice President and General Counsel
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
(800) 847-8366
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Jerry T. Nowak, P.C.
Paul Zier
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
(312) 862-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	per Share	Offering Price(1)	Fee(2)
Common stock, par value $0.01 per share	46,972,866	$62.50	$2,935,804,125	$209,322.83

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities act of 1933, as amended (the “Securities Act”).

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2010

Visteon Corporation

46,972,866 Shares Common Stock

The selling stockholders are offering 46,972,866 shares of common stock. We are not selling any shares of common stock under this prospectus. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

The common stock offered by this prospectus is being registered to permit the selling stockholders to sell the offered common stock from time to time. The selling stockholders may offer and sell the offered common stock at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and any prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. We do not know when or in what amounts a selling stockholder may offer these shares of common stock for sale. The selling stockholders may sell all, some or none of the shares of common stock offered by this prospectus. See “Plan of Distribution” on page 42 for a more complete description of how the offered common stock may be sold.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our common stock is currently traded on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the trading symbol “VSTO.OB”. On October 20, 2010 the last traded price of the common stock was $62.50 per share.

This prospectus is dated          , 2010.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE SALE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus which are not statements of historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed under the heading “Risk Factors” and elsewhere in this prospectus. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the date the statement is made and qualify all of our forward-looking statements by these cautionary statements.

You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

•	our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with covenants applicable to it; and the continuation of acceptable supplier payment terms;

•	our ability to satisfy pension and other post-retirement employee benefit obligations, and to retire outstanding debt and satisfy other contractual commitments, all at the levels and times planned by management;

•	our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost effective basis;

•	changes in the operations (including products, product planning and part sourcing), financial condition, results of operations or market share of our customers.

•	changes in vehicle production volume of our customers in the markets where we operate, and in particular changes in Ford’s and Hyundai Kia’s vehicle production volumes and platform mix;

•	our ability to profitably win new business and to maintain current business with, and win future business from, existing customers, and, our ability to realize expected sales and profits from new business;

•	increases in commodity costs or disruptions in the supply of commodities, including steel, resins, aluminum, copper, fuel and natural gas;

•	our ability to generate cost savings to offset or exceed agreed upon price reductions or price reductions to win additional business and, in general, improve operating performance; to achieve the benefits of restructuring actions; and to recover engineering and tooling costs and capital investments;

•	our ability to compete favorably with automotive parts suppliers with lower cost structures and greater ability to rationalize operations; and to exit non-performing businesses on satisfactory terms, particularly due to limited flexibility under existing labor agreements;

•	restrictions in labor contracts with unions that restrict our ability to close plants, divest unprofitable, noncompetitive businesses, change local work rules and practices at a number of facilities and implement cost-saving measures;

•	the costs and timing of facility closures or dispositions, business or product realignments, or similar restructuring actions, including potential asset impairment or other charges related to the implementation of these actions or other adverse industry conditions and contingent liabilities;

•	significant changes in the competitive environment in the major markets where we procure materials, components or supplies or where our products are manufactured, distributed or sold;

•	legal and administrative proceedings, investigations and claims, including stockholder class actions, inquiries by regulatory agencies, product liability, warranty, employee-related, environmental and safety claims and any recalls of products manufactured or sold by us;

•	changes in economic conditions, currency exchange rates, changes in foreign laws, regulations or trade policies or political stability in foreign countries where we procure materials, components or supplies or where products are manufactured, distributed or sold;

•	shortages of materials or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where we purchase materials, components or supplies to manufacture our products or where our products are manufactured, distributed or sold;

•	changes in laws, regulations, policies or other activities of governments, agencies and similar organizations, domestic and foreign, that may tax or otherwise increase the cost of, or otherwise affect, the manufacture, licensing, distribution, sale, ownership or use of our products or assets.

•	possible terrorist attacks or acts of war, which could exacerbate other risks such as slowed vehicle production, interruptions in the transportation system or fuel prices and supply;

•	the cyclical and seasonal nature of the automotive industry;

•	our ability to comply with environmental, safety and other applicable regulations and any increase in the requirements, responsibilities and associated expenses and expenditures of these regulations;

•	our ability to protect our intellectual property rights, and to respond to changes in technology and technological risks and to claims by others that we have infringed their intellectual property rights;

•	our ability to quickly and adequately remediate control deficiencies in internal control over financial reporting; and

•	other factors, risks and uncertainties detailed from time to time in our Securities and Exchange Commission (“SEC”) filings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC the shares of our common stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our common stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, the exhibits and schedules filed with it, and the information incorporated by reference herein, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010; and

•	Our Current Reports on Form 8-K (and amendments thereto) filed on March 17, 2010, May 12, 2010, May 27, 2010, June 14, 2010, June 17, 2010, July 30, 2010, September 7, 2010, September 28, 2010, October 1, 2010, October 4, 2010 and October 19, 2010.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.visteon.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus except for the documents specifically incorporated by reference as noted above. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Investor Relations Department
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
Tel. No. (734) 710-5800

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.” In this prospectus, unless the context requires otherwise, references to “Visteon,” “the Company,” “the Issuer,” “we,” “our,” or “us” refer to Visteon Corporation and its consolidated subsidiaries, and references to our “common stock” refer to the common stock of Visteon Corporation.

Our Business

We are a leading global supplier of climate, interiors and electronics systems, modules and components to global automotive original equipment manufacturers (“OEMs”). We are headquartered in Van Buren Township, Michigan. We have a workforce of approximately 26,500 employees and a network of manufacturing operations, technical centers, customer service centers and joint ventures in every major geographic region of the world. We were incorporated in Delaware on January 5, 2000 as a wholly-owned subsidiary of Ford Motor Company (“Ford”). Subsequently, Ford transferred the assets and liabilities comprising its automotive components and systems business to us. We separated from Ford on June 28, 2000 when all of our common stock was distributed by Ford to its stockholders.

In September 2005, we transferred 23 of our North American facilities and certain other related assets and liabilities (the “ACH Business”) to Automotive Components Holdings, LLC (“ACH”), an indirect, wholly-owned subsidiary of Visteon. On October 1, 2005, we sold ACH to Ford for cash proceeds of approximately $300 million, as well as the forgiveness of certain other postretirement employee benefit liabilities and other obligations relating to hourly employees associated with the ACH Business and the assumption of certain other liabilities. The transferred facilities included all of our plants that leased hourly workers covered by Ford’s Master Agreement with the United Auto Workers Union. The ACH Business accounted for approximately $6.1 billion of the Company’s total product sales for 2005, the majority being products sold to Ford.

In January 2006, we announced a multi-year improvement plan that involved the restructuring of certain underperforming and non-strategic plants and businesses to improve operating and financial performance and to reduce costs. The multi-year improvement plan, which was initially expected to affect up to 23 facilities, was completed during 2008 and addressed a total of 30 facilities and businesses, including 7 divestitures and 14 closures. These activities resulted in sales declines of $1 billion and $675 million during the years ended December 31, 2008 and 2007, respectively.

During 2008, weakened economic conditions, largely attributable to the global credit crisis, and erosion of consumer confidence, negatively impacted the automotive sector on a global basis. Significant factors including the deterioration of housing values, rising fuel prices, equity market volatility and rising unemployment levels resulted in consumers delaying purchases of durable goods, particularly highly deliberated purchases such as automobiles. Additionally, the absence of available credit hindered vehicle affordability, forcing consumers out of the market globally. Together these factors combined to drive a severe decline in demand for automobiles across substantially all geographies. Despite actions taken to reduce our operating costs in 2008, the rate of such reductions did not keep pace with that of the rapidly deteriorating market conditions and related decline in OEM production volumes, which resulted in significant operating losses and cash flow usage, particularly in the fourth quarter of 2008.

On May 28, 2009, we filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption Visteon Corporation, et al., Case No. 09-11786. We continued to operate our businesses as a debtor-in-possession under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code.

On August 31, 2010, we filed a Fifth Amended Joint Plan of Reorganization (the “Plan of Reorganization”) with the Bankruptcy Court. The Plan of Reorganization was confirmed by the Bankruptcy Court on August 31, 2010

(the “Confirmation Order”), and became effective on October 1, 2010 (the “Effective Date”), the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

Fresh-Start Accounting

As of the Effective Date, we adopted fresh start accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). The actual impact at emergence on October 1, 2010 will be reported in our Form 10-K for the year ending December 31, 2010. The consolidated financial statements for the periods ended September 30, 2010 and prior do not include the effect of any changes in our capital structure or changes in the fair value of assets and liabilities as a result of fresh start accounting. As a result of the fresh start accounting adjustments governed by GAAP, we anticipate a significant increase in intangible assets.

The financial information incorporated by reference herein, unless otherwise expressly set forth or as the context otherwise indicates, reflects our historical consolidated results of operations, financial condition and cash flows for the periods presented. That historical financial information does not reflect, among other things, any effects of the transactions contemplated by the Plan of Reorganization or any fresh-start accounting, which we adopted upon our emergence from protection under Chapter 11 of the Bankruptcy Code. Thus, such financial information will not be representative of our performance or financial condition after the effective date of the Plan of Reorganization.

Our Corporate Information

Our principal executive offices are located at One Village Center Drive, Van Buren Township, Michigan 48111. Our telephone number is (800) 847-8366 and we have a website accessible at www.visteon.com. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

THE OFFERING

Issuer	Visteon Corporation

Shares of common stock offered by the selling stockholders	46,972,866 shares of common stock

Shares of common stock outstanding after this offering	50,309,187 shares of common stock

Use of Proceeds	We will not receive any proceeds from the sale of shares of the common stock by the selling stockholders.

Risk Factors	Investing in our common stock involves substantial risk. For a discussion of risks relating to Visteon, our business and investment in our common stock, see the section titled “Risk Factors” on page 8 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

OTC Bulletin Board Symbol	VSTO.OB

The number of shares to be outstanding after consummation of this offering is based on 50,309,187 shares of common stock outstanding as of October 1, 2010 including shares granted as restricted stock under the Visteon Corporation 2010 Incentive Plan regardless of whether such shares have vested, but does not include 3,888,889 additional shares of common stock reserved for issuance under the Visteon Corporation 2010 Incentive Plan, 1,552,774 shares issuable upon the exercise of warrants at an exercise price of $58.80 per share that expire on October 1, 2015 or 2,355,000 shares issuable upon the exercise of warrants at an exercise price of $9.66 per share that expire on October 1, 2020.

RISK FACTORS

Investing in our common stock involves risk. If any of the risks described below or in any document incorporated by reference herein actually occurs, our business, financial condition and results of operations would likely suffer. In that event, the market price of our common stock could decline and an investor in our common stock could lose all or part of their investment. You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC, which is incorporated by reference in this prospectus. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Fresh-Start Accounting

Information contained in our historical financial statements will not be comparable to the information contained in our financial statements after the application of fresh-start accounting.

Following the consummation of the Plan of Reorganization, our financial condition and results of operations from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in our historical financial statements.

As a result of our restructuring under Chapter 11 of the Bankruptcy Code, our financial statements will be subject to fresh start accounting as prescribed by GAAP, in which our assets, liabilities and non-controlling interests will be recorded at their estimated fair value using the principles of purchase accounting. Goodwill, if any, will result if the reorganization value of Visteon exceeds the net total of the fair value of its assets, liabilities and non-controlling interests. Adjustments to the carrying amounts could be material and could affect prospective results of operations as balance sheet items are settled, depreciated, amortized or impaired.

This will make it difficult for stockholders to assess our performance in relation to prior periods. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 will reflect the consummation of the Plan of Reorganization and the adoption of fresh start accounting.

Risks Related to Ownership of Our Common Stock

The resale of shares of our common stock offered may adversely affect the market price of our common stock and substantial sales of or trading in our new common stock could occur in connection with our emergence from bankruptcy, which could cause our stock price to be adversely affected.

At the time of our emergence from bankruptcy, we granted registration rights to the selling stockholders. The shares of our outstanding common stock held by the selling stockholders are registered for resale under the registration statement of which this prospectus forms a part. The selling stockholders, as of October 20, 2010, owned approximately 93.4% of our outstanding common stock, all of which may be sold in the public markets from time to time pursuant to the registration statement of which this prospectus forms a part.

On October 1, 2010 we issued 3,497,520 shares of new common stock to holders of our previously outstanding common stock and holders of certain of our debt securities. These shares of new common stock are freely tradable may be sold in the public markets from time to time.

Commencing on April 1, 2011, assuming we remain current in our reporting obligations under the Exchange Act, and commencing on October 1, 2011, if we do not, these shares of common stock may also be sold under Rule 144 of the Securities Act, subject in the case of holders that are affiliates to restrictions on volume and manner of sale.

Some of our creditors or other investors who receive shares of our new common stock in connection with our Plan of Reorganization may sell the shares of new common stock shortly after emergence from bankruptcy for any number of reasons. The sale of significant amounts of our new common stock or substantial trading in our new common stock or the perception in the market that substantial trading in our new common stock will occur may adversely affect the market price of our new common stock.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

Since our emergence from bankruptcy, there has been a low volume of trading in our common stock. We can give no assurance that there will be greater liquidity in the trading market for our common stock in the future. If there is limited liquidity in the trading market for our common stock, a sale of a large number of shares of our common stock could adversely affect the market price of our common stock.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	our access to financial and capital markets to refinance our debt or replace the existing credit facilities;

•	investor perceptions of us and the industry and markets in which we operate;

•	our dividend policy;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, economic and other market conditions.

Certain provisions of our corporate documents and the laws of the State of Delaware as well as change of control provisions in our debt and other agreements could delay or prevent a change of control, even if that change would be beneficial to stockholders, or could have a material negative impact on our business.

Certain provisions in our second amended and restated certificate of incorporation and credit facility agreements may have the effect of deterring transactions involving a change in control of us, including transactions in which stockholders might receive a premium for their shares.

Our second amended and restated certificate of incorporation provides for the issuance of up to 50,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. The authorization of preferred shares empowers our board of directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. If issued, the preferred stock could also dilute the holders of our common stock and could be used to discourage, delay or prevent a change of control of us.

If the common stock is listed on a national securities exchange or held of record by more than 2,000 holders, we will be subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control in some circumstances. All of these factors could materially adversely affect the price of our common stock.

Our credit facility agreements contain provisions pursuant to which it is an event of default if any “person” or “group of persons” becomes the beneficial owner of more than 51% of our common stock. This could deter certain parties from seeking to acquire us and if any “person” or “group of persons” were to become the beneficial owner of more than 51% of our common stock, we would not be able to repay such indebtedness.

We do not currently anticipate paying cash dividends on our common stock in the foreseeable future.

We have not paid dividends on our common stock since 2004 and do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. The terms of our credit facility restrict our ability to pay cash dividends on our common stock and repurchase shares of our common stock.

Our operations may be restricted by the terms of our exit financing pursuant to credit facility agreements.

Our credit facility agreements include a number of significant restrictive covenants. These covenants could impair our financing and operational flexibility and make it difficult for us to react to market conditions and satisfy our ongoing capital needs and unanticipated cash requirements. Specifically, such covenants may restrict our ability and, if applicable, the ability of our subsidiaries to, among other things:

•	incur additional debt;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions;

•	pay dividends on our new common stock or repurchase our equity interests;

•	sell certain assets or merge with or into other companies;

•	guarantee the debts of others;

•	enter into new lines of business;

•	make capital expenditures;

•	prepay, redeem or exchange our debt; and

•	form any joint ventures or subsidiary investments.

In addition, our credit facility agreements require us to periodically meet various financial ratios and tests, including maximum capital expenditure, maximum leverage, minimum excess availability and minimum interest coverage levels. These financial covenants and tests could limit our ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict our financing and operations.

Our ability to comply with the covenants and other terms of our credit facility agreements will depend on our future operating performance. If we fail to comply with such covenants and terms, we would be required to obtain waivers from our lenders to maintain compliance under such agreements. If we are unable to obtain any necessary waivers and the debt under our credit facility agreements is accelerated, it would have a material adverse effect on our financial condition and future operating performance.

Our emergence from bankruptcy will reduce or eliminate our U.S. net operating losses and other tax attributes and limit our ability to offset future U.S. taxable income with tax losses and credits incurred prior to our emergence from bankruptcy.

The discharge of a debt obligation by a taxpayer in a bankruptcy proceeding for an amount less than its adjusted issue price (as defined for tax purposes) generally creates cancellation of indebtedness income, or COD income, that is excludable from a taxpayer’s taxable income. However certain tax attributes otherwise available and of value to a debtor will be reduced to the extent of the excludable COD income. Additionally, Internal Revenue Code Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership. As a result of our emergence from bankruptcy we expect to have excludable COD income that will reduce our U.S. net operating losses and other tax attributes and we expect a limitation under Internal Revenue Code Sections 382 and 383 as a result of an ownership change.

Risks Related to Our Business and Industry

Please see “Item 1A — “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein, for risk factors related to our business and industry.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders. We will pay estimated transaction expenses of approximately $659,323 in connection with this offering.

DIVIDEND POLICY

We do not expect to pay dividends on our common stock for the foreseeable future. After the completion of this offering, we anticipate that all of our earnings, if any, in the foreseeable future will be used in the operation and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

MARKET FOR OUR COMMON STOCK

Our common stock has been quoted on the OTC Bulletin Board since October 5, 2010 under the symbol “VSTO.OB”. No prior established public trading market existed for our common stock prior to this date.

There currently is a limited trading market for our common stock. The following chart lists the high and low sale prices for shares of our common stock for the calendar quarter indicated through October 20, 2010. These prices are between dealers and do not include retail markups, markdowns or other fees and commissions and may not represent actual transactions.

Quarter Ended	High	Low

December 31, 2010 (through October 20, 2010)	$57.00	$62.50

The closing price of our common stock on the OTC Bulletin Board on October 20, 2010 was $62.50 per share.

As of October 20, 2010, we had approximately 13,279 holders of record of our common stock, based on information provided by our transfer agent.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial information (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Visteon Corporation and its consolidated subsidiaries. The historical data provided as of and for the six months ended June 30, 2010 and for the twelve months ended December 31, 2009 are derived from our unaudited quarterly and audited annual consolidated financial statements which have been incorporated by reference into this prospectus.

The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes in the annual report on Form 10-K for the year ended December 31, 2009 and the quarterly report on Form 10-Q for the six months ended June 30, 2010 which have been incorporated by reference into this prospectus. In addition, our historical financial statements will not be comparable to the financial statements of reorganized Visteon following emergence from bankruptcy due to the effects of the consummation of the Plan of Reorganization as well as adjustments for fresh-start accounting.

The Pro Forma Financial Information has been prepared as if the adjustments and transactions described above occurred on January 1, 2009 for the unaudited pro forma condensed consolidated statements of operations and on June 30, 2010 for the unaudited pro forma condensed consolidated balance sheet. Each of these adjustments is more fully described below and within the notes to the Pro Forma Financial Information.

•	Reorganization adjustments give effect to the Plan of Reorganization and the transactions contemplated therein.

•	Fresh start adjustments reflect the adoption of fresh-start accounting, in accordance with GAAP.

Reorganization Adjustments

The Reorganization adjustments included in the Pro Forma Financial Information give effect to the Plan of Reorganization and the transactions contemplated therein, including the discharge of administrative claims, estimated claims allowed by the Bankruptcy Court, and reorganized Visteon’s recapitalization upon emergence from Chapter 11 of the Bankruptcy Code. These adjustments include:

•	the cancellation of any shares of old common stock and any options, warrants or rights to purchase shares of old common stock or other equity securities outstanding prior to the Effective Date;

•	the issuance of approximately 50,200,000 new shares of common stock (excluding any shares that may be issued upon the exercise of warrants), including the following:

•	approximately 45,000,000 shares of new common stock to certain investors in a private offering exempt from registration under the Securities Act for proceeds of $1.25 billion;

•	approximately 2,500,000 shares of new common stock to holders of pre-petition notes, including 7% Senior Notes due 2014, 8.25% Senior Notes due 2010 and 12.25% Senior Notes due 2016;

•	approximately 1,700,000 shares of new common stock to management pursuant to a post-emergence management equity incentive program; and

•	approximately 1,000,000 shares of new common stock to holders of old common stock;

•	the execution of an exit financing facility including $500 million in funded, secured debt and a $200 million asset-based, secured revolver, which is expected to be undrawn at the Effective Date; and

•	the application of proceeds from such borrowings and sales of equity along with cash on hand to make settlement distributions contemplated under the Plan of Reorganization.

The Pro Forma Financial Information excludes the estimated gain of approximately $1.0 billion resulting from the settlement of pre-petition obligations pursuant to the Plan of Reorganization as such gain is non-recurring. For additional information regarding the “Reorganization Adjustments” see the related notes to the Pro Forma Financial Information.

Fresh Start Adjustments

Fresh start adjustments result in the allocation of reorganization value to the fair value of assets as of the Effective Date. Under fresh start accounting, reorganization value is allocated to the fair value of assets in accordance with GAAP and is generally allocated first to tangible assets and identifiable intangible assets and lastly to excess reorganization value (i.e. goodwill). Reorganization value includes an estimated enterprise value of approximately $2.4 billion, which approximates the amount a willing buyer would pay for the assets of Visteon immediately after the reorganization and represents our best estimate of fair value within the range of enterprise values contemplated by the Bankruptcy Court.

Estimated reorganization value and fair values included in the Pro Forma Financial Information represent preliminary values determined as of June 30, 2010, have been made solely for purposes of developing the Pro Forma Financial Information included herein, and are subject to further revisions and adjustments. Updates to such preliminary valuations will be completed in the periods subsequent to those reported in this prospectus and will be calculated as of our actual emergence date of October 1, 2010 and, to the extent such updates reflect a valuation different than those used in the Pro Forma Financial Information, there may be adjustments in the carrying values of certain assets and liabilities and related deferred taxes. To the extent actual valuations differ from those used in preparing the Pro Forma Financial Information, these differences will be reflected in our consolidated balance sheet upon emergence under fresh start accounting and may also affect the revenues and expenses, which would be recognized in the statement of operations post-emergence from bankruptcy. As such, the following Pro Forma Financial Information is not intended to represent actual post-emergence financial condition or results of operations, and any differences could be material.

The Pro Forma Financial Information excludes certain non-recurring amounts that we expect to incur following the effective date of emergence, including approximately $30 million related to the valuation step-up of inventory and certain post-emergence bankruptcy-related professional fees. For additional information regarding the “Fresh Start Adjustments” see the related notes to the Pro Forma Financial Information.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated balance sheet is presented as of June 30, 2010 and the unaudited pro forma condensed consolidated statements of operations are presented for the year ended December 31, 2009 and for the six months ended June 30, 2010. The following Pro Forma Financial Information was prepared by applying adjustments to historical consolidated financial statements. These adjustments give effect to the Plan and fresh start accounting, reflecting our post-emergence financial statements as if the emergence date had occurred on January 1, 2009 for the unaudited pro forma condensed consolidated statements of operations and on June 30, 2010 for the unaudited pro forma condensed consolidated balance sheet.

The Pro Forma Financial Information does not purport to represent what reorganized Visteon’s actual results of operations or financial position would have been had the Plan of Reorganization become effective or had the other transactions described above occurred on January 1, 2009 or on June 30, 2010, as the case may be. In addition, the dollar amount of new equity and stockholders’ equity on the unaudited pro forma condensed consolidated balance sheet is not an estimate of the market value of the common stock or any other shares of capital stock of reorganized Visteon as of the Effective Date or at any other time. We make no representations as to the market value, if any, of the common stock or of any other shares of capital stock of reorganized Visteon.

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2010
		Reorganization		Fresh Start
	Historical	Adjustments		Adjustments		Pro Forma
	(Dollars in millions, except per share amounts)

Net Sales
Products	$3,735	$—		$—		$3,735
Services	114	—		—		114

	3,849	—		—		3,849
Cost of Sales
Products	3,214	40	(a)	126	(g)	3,380
Services	113	—		—		113

	3,327	40		126		3,493

Gross margin	522	(40)		(126)		356
Selling, general and administrative expenses	201	(3	)(b)	(14	)(h)	184
Reorganization items, net	69	(69	)(c)	—		—
Restructuring expenses	17	—		—		17
Asset impairments and loss on divesture	25	—		—		25

Operating income	210	32		(112)		130
Interest expense	135	(107	)(d)	—		28
Interest income	6	—		—		6
Equity in net income of non-consolidated affiliates	65	—		—		65

Income before income taxes	146	139		(112)		173
Provision for income taxes	75	—	(e)	—	(e)	75

Net income	71	139	(f)	(112)		98
Net income attributable to noncontrolling interests	39	—		—	(i)	39

Net income attributable to Visteon	$32	$139		$(112)		$59

Basic per share data
Weighted average shares outstanding	130.3					50.3	(j)
Net income attributable to Visteon	$0.25					$1.17	(j)
Diluted per share data
Weighted average shares outstanding	130.3					52.3	(j)
Net income attributable to Visteon	$0.25					$1.13	(j)

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Twelve Months Ended December 31, 2009
		Reorganization		Fresh Start
	Historical	Adjustments		Adjustments		Pro Forma
	(Dollars in millions, except per share amounts)

Net Sales
Products	$6,420	$—		$—		$6,420
Services	265	—		—		265

	6,685	—		—		6,685
Cost of Sales
Products	5,827	52	(a)	18	(g)	5,897
Services	261	—		—		261

	6,088	52		18		6,158

Gross margin	597	(52)		(18)		527
Selling, general and administrative expenses	331	40	(b)	62	(h)	433
Restructuring expenses	84	—		—		84
Reimbursement from escrow account	62	—		—		62
Reorganization items, net	60	(60	)(c)	—		—
Deconsolidation and other gains	106	—		—		106

Operating income	290	(32)		(80)		178
Interest expense	117	(55	)(d)	—		62
Interest income	11	—		—		11
Equity in net income of non-consolidated affiliates	80	—		—		80

Income before income taxes	264	23		(80)		207
Provision for income taxes	80	—	(e)	1	(e)	81

Net income	184	23	(f)	(81)		126
Net income attributable to noncontrolling interests	56	—		(1	)(i)	55

Net income attributable to Visteon	$128	$23		$(80)		$71

Basic per share data
Weighted average shares outstanding	130.4					50.3	(j)
Net income attributable to Visteon	$0.98					$1.41	(j)
Diluted per share data
Weighted average shares outstanding	130.4					52.3	(j)
Net income attributable to Visteon	$0.98					$1.36	(j)

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS

Reorganization Adjustments

(a)	Cost of sales increased by $40 million and by $52 million for the six months ended June 30, 2010 and the twelve months ended December 31, 2009, respectively, as shown below:

	Six Months	Twelve Months
	Ended	Ended
	June 30, 2010	December 31, 2009
	(Dollars in millions)

Other postretirement employee benefit (“OPEB”) settlements	$38.0	$39.0
Incentive compensation, including share-based compensation	2.0	13.0

Pro forma adjustment	$40.0	$52.0

In connection with the Plan of Reorganization, the Company settled certain OPEB obligations and ceased to provide such benefits. The adjustment above eliminates the net benefit associated with such settlements from the historical financial results. Additionally, the historical financial results have been adjusted to reflect new management incentive compensation arrangements as contemplated under the Plan of Reorganization, including share-based compensation granted in connection with the Management Equity Incentive Program.

(b)	This adjustment reflects changes in Selling, general and administrative expenses in connection with implementation of the Plan of Reorganization as shown below:

	Six Months	Twelve Months
	Ended	Ended
	June 30, 2010	December 31, 2009
	(Dollars in millions)

Incentive compensation, including share-based compensation	$(2.0)	$61.0
Elimination of pre-petition bankruptcy related professional fees	—	(19.0)
Reduction in non-qualified benefit plan expense	(1.0)	(2.0)

Pro forma adjustment	$(3.0)	$40.0

(c)	Reflects the elimination of bankruptcy-related reorganization expenses of $69 million and $60 million for the six months ended June 30, 2010 and for the twelve months ended December 31, 2009, respectively. The Company expects to incur post emergence Chapter 11 related costs, including professional fees, that are not included in the Pro Forma Financial information as such costs are considered to be non-recurring.

(d)	This adjustment reflects changes in interest expense associated with the post-emergence capital structure contemplated under the Plan of Reorganization, which includes a $500 million term loan and a $200 million revolving line of credit that is assumed to be undrawn at the Effective Date. These changes result in a net decrease of $107 million for the six months ended June 30, 2010 and a net decrease of $55 million for the year ended December 31, 2009, as shown below:

	Six Months	Twelve Months
	Ended	Ended
	June 30, 2010	December 31, 2009
	(Dollars in millions)

Interest on post-petition debt:
Interest on $500 million secured term loan	$20.0	$40.0
Availability fee on revolving line of credit	1.0	2.0
Amortization of deferred debt issuance costs	1.0	2.0
Accretion of discount	1.0	2.0

Total pro forma interest expense	23.0	46.0
Less: interest on pre-petition debt	(130.0)	(101.0)

Pro forma adjustment	$(107.0)	$(55.0)

The expected interest rate on the post-emergence secured term loan is the London Interbank Borrowing Rate (“LIBOR”), not less than 1.75%, plus a margin of 6.25%. The Company estimates its weighted average interest rate will be approximately 8% based on current LIBOR rates. A one percent increase or decrease on the expected weighted average interest rate would increase or decrease interest expense on the post-emergence debt by $5 million.

The Company estimates debt issuance costs to be approximately $16 million, fees paid to the lenders to be approximately $12 million and original issuance discount to be approximately $10 million. Debt issuance costs are amortized over the remaining life of the respective debt instrument. The original issuance discount and fees paid to lenders are reflected as a reduction to the carrying value of the debt and are accreted over the life of the debt instrument through interest expense.

Additionally, the Company will pay a commitment fee on undrawn amounts under the revolving line of credit of between 0.50% and 0.75% per annum based on availability.

(e)	Reflects the net change in estimated total income tax provision associated with reorganization and fresh start adjustments for the six months ended June 30, 2010 and for the twelve months ended December 31, 2009. These changes are based on the application of enacted statutory tax rates to the pro forma adjustments by jurisdiction affecting only those without a full valuation allowance.

(f)	The gain resulting from the cancellation of indebtedness pursuant to the Plan of Reorganization of approximately $1.0 billion has been excluded from the pro forma adjustments because this amount will not continue post emergence.

Fresh Start Adjustments

(g)	Cost of sales for the six months ended June 30, 2010 and the twelve months ended December 31, 2009 are estimated to increase by $126 million and $18 million, respectively, associated with fair market value adjustments as shown below:

	Six Months	Twelve Months
	Ended	Ended
	June 30, 2010	December 31, 2009
	(Dollars in millions)

Elimination of pension and OPEB related deferred amounts	$143.0	$96.0
Depreciation expense	(26.0)	(96.0)
Intangible asset amortization	9.0	18.0

	$126.0	$18.0

Additionally, the Company estimates that Cost of sales will increase $30 million during the first 30 to 60 days post emergence (first inventory turn) due to the write up of inventory to fair value. This cost has been excluded from the Pro Forma Financial Information as this amount is considered to be non-recurring.

(h)	Selling, general and administrative expenses are estimated to decrease by $14 million for the six months ended June 30, 2010 and to increase by $62 million for the twelve months ended December 31, 2009, associated with fair value adjustments, as shown below:

	Six Months	Twelve Months
	Ended	Ended
	June 30, 2010	December 31, 2009
	(Dollars in millions)

Elimination of pension and OPEB related deferred amounts	$(14.0)	$69.0
Depreciation expense	(4.0)	(16.0)
Intangible asset amortization	4.0	9.0

	$(14.0)	$62.0

(i)	These adjustments account for the noncontrolling interest portion of the depreciation and amortization adjustments discussed in (g) and (h) above.

(j)	For purposes of the Company’s basic and diluted pro forma earnings per share calculations, the Company has used the following amounts of shares of common stock of reorganized Visteon outstanding as of the Effective Date:

Direct shares issued through the rights offering	45,145,000
Direct shares issued to holders of allowed claims	3,497,520
Shares granted under management equity incentive program	1,666,667

Pro forma basic shares	50,309,187
Stock warrants (treasury stock method)	1,962,297

Pro forma diluted shares	52,271,484

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of June 30, 2010
		Reorganization		Fresh Start
	Historical	Adjustments		Adjustments		Pro Forma
	(Dollars in millions)

ASSETS
Cash and equivalents	$979	$(98	)(a)	$—		$881
Restricted cash	181	(106	)(b)	—		75
Accounts receivable, net	1,032	—		—		1,032
Inventories, net	351	—		30	(j)	381
Other current assets	285	—		(8	)(j)	277

Total current assets	2,828	(204)		22		2,646
Property and equipment, net	1,721	—		(231	)(j)	1,490
Equity in net assets of non-consolidated affiliates	357	—		(2	)(j)	355
Intangible assets	5	—		469	(j)	474
Other non-current assets	63	16	(c)	22	(k)	101

Total assets	$4,974	$(188)		$280		$5,066

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Short-term debt, including current portion of long-term debt	$207	$(75	)(d)	$—		$132
Accounts payable	997	—		—		997
Accrued employee liabilities	189	—		—		189
Other current liabilities	327	188	(e)	(42	)(j)(k)	473

Total current liabilities	1,720	113		(42)		1,791
Long-term debt	11	478	(f)	—		489
Employee benefits	509	6	(g)	—		515
Deferred income taxes	173	—		120	(k)	293
Other non-current liabilities	237	—		(28	)(j)	209
Liabilities subject to compromise	3,094	(3,094	)(h)	—		—
Shareholders’ (deficit) equity:
Visteon shareholders’ (deficit) equity	(1,097)	2,309	(i)	94	(i)	1,306
Non-controlling interests	327	—		136	(j)	463

Total shareholders’ (deficit) equity	(770)	2,309		230		1,769

Total liabilities and shareholders’ (deficit) equity	$4,974	$(188)		$280		$5,066

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

Reorganization Adjustments

(a)	The Company’s cash and equivalents reflects a net decrease of $98 million after implementing the Plan of Reorganization. The significant sources and uses of cash are as follows:

Cash sources:
Proceeds from rights offering	$1,250.0
Exit facility proceeds, net	478.0
Release of restrictions on cash	106.0

Total cash sources	1,834.0
Cash uses:
Term loan settlement	1,630.0
ABL settlement	127.0
Payment of administrative and professional claims	22.0
Rights offering fees	60.0
DIP repayment	75.0
Debt issue costs	9.0
Claims settlements	9.0

Total cash uses	1,932.0

Net change in cash and equivalents	$(98.0)

(b)	The decrease in restricted cash reflects the release of cash that was restricted under various orders of the Bankruptcy Court, partially offset by the establishment of a professional fee escrow account of $68 million.

(c)	This adjustment records $16 million of estimated debt issuance costs capitalized in connection with the exit financing facility.

(d)	This adjustment gives effect to the repayment of borrowings under the DIP facility. Additionally, this unaudited pro forma financial information assumes that the $200 million ABL under the exit facility is undrawn at emergence.

(e)	This adjustment reflects the establishment of a liability for the payment of $188 million of allowed general unsecured and other claims in accordance with the Plan of Reorganization.

(f)	This adjustment reflects the $500 million term loan under the exit facility, net of $10 million original issuance discount and $12 million of fees paid to the exit facility lenders.

(g)	This adjustment represents the reinstatement of approximately $6 million of OPEB obligations.

(h)	This adjustment reflects the settlement of liabilities subject to compromise (“LSC”) in accordance with the Plan of Reorganization, as shown below:

	LSC	Settlement per	Gain on
	June 30, 2010	Fifth Amended Plan	Settlement of LSC

Debt	$2,490.0	$1,758.0	$732.0
Employee liabilities	329.0	36.0	293.0
Interest payable	153.0	130.0	23.0
Other claims	122.0	96.0	26.0

	$3,094.0	$2,020.0	$1,074.0

LSC settlement scenarios:
Cash settlement	(1,770.0)
Liability reinstatement	(120.0)
Equity distribution	(130.0)
Gain on settlement of LSC	(1,074.0)

Net change	$—

(i)	The cancellation of old Visteon common stock in accordance with the Plan of Reorganization and elimination of corresponding shareholders’ deficit balances, are shown below:

	Predecessor
	Shareholders’			Successor
	Deficit			Shareholders’
	June 30,	Reorganization	Fresh Start	Equity
	2010	Adjustments	Adjustments	June 30, 2010

Common stock
Predecessor	$131.0	$(131.0)	$—	$—
Successor	—	1.0	—	1.0
Stock warrants
Predecessor	127.0	(127.0)	—	—
Successor	—	68.0	—	68.0
Additional paid in capital
Predecessor	3,408.0	(3,408.0)	—	—
Successor	—	1,322.0	10.0	1,332.0
Accumulated deficit	(4,544.0)	4,675.0	(131.0)	—
Accumulated other comprehensive loss	(215.0)	—	215.0	—
Other	(4.0)	(91.0)	—	(95.0)

Shareholders’ (deficit) equity	$(1,097.0)	$2,309.0	$94.0	$1,306.0

Other consists of $95 million representing stock restricted for use in connection with management incentive compensation programs.

Fresh Start Adjustments

(j)	Fresh start adjustments reflect the adoption of fresh-start accounting in accordance with GAAP and serves to record assets and liabilities of reorganized Visteon at their respective fair values, as follows:

Inventory is recorded at fair value, which is estimated to exceed book value by approximately $30 million.

The adjustment to other current assets reflects the write-off of $8 million of prepaid insurance that relates to a policy with no future benefit to reorganized Visteon and therefore has no fair value.

Property and equipment are recorded at fair value. The Company estimates that the book value of property and equipment exceeds the fair value by $231 million.

Investments in non-consolidated affiliates are recorded at fair value. In adjusting such investments to fair value, the Company estimates that investments in non-consolidated affiliates approximate their carrying value.

Identifiable intangible assets are recorded at fair value and are estimated to increase by $467 million. Intangible assets are primarily comprised of developed technology and customer-related assets. These intangibles are amortized over estimated useful lives of 8-20 years. Reorganization value for amounts in excess of the value allocated to identifiable tangible and intangible assets is recorded as goodwill. In adjusting the balance sheet accounts to fair value, the Company estimates an excess reorganization value of approximately $2 million, which has been reflected as goodwill.

The adjustments to other current and other non-current liabilities include a decrease of $85 million to eliminate deferred revenue and an increase of $9 million for leasehold intangibles.

Noncontrolling interests are recorded at fair value. The Company estimates that the fair value of noncontrolling interests exceeds book value by $136 million.

(k)	Deferred tax impacts associated with the fresh start adjustments result from changes in the book values of tangible and intangible assets while the tax basis in such assets remains unchanged. The Company anticipates that a full valuation allowance will be maintained in the U.S., accordingly this adjustment relates to the portion of the fresh start adjustments applicable to certain non-U.S. jurisdictions where the Company is subject to and pays income taxes. Deferred tax adjustments include the following:

Balance Sheet Account Classification:
Other current assets	$22.0
Other current liabilities	6.0
Deferred income taxes	120.0

Net increase in deferred tax liabilities	$104.0

MANAGEMENT

Board of Directors

Set forth below are the name, age, position and a description of the business experience and certain other past and present directorships of each of our directors as of October 18, 2010.

Director	Position(s)

Donald J. Stebbins	Chairman, President and Chief Executive Officer
Duncan H. Cocroft	Director
Philippe Guillemot	Director
Herbert L. Henkel	Director
Mark T. Hogan	Director
Jeffrey D. Jones	Director
Karl J. Krapek	Director
Timothy D. Leuliette	Director
William E. Redmond, Jr.	Director

Donald J. Stebbins is 52 years old and he has been Visteon’s Chairman, President and Chief Executive Officer since December 1, 2008 and a member of the Board of Directors since December 2006. Prior to that, Mr. Stebbins was President and Chief Executive Officer since June 2008 and President and Chief Operating Officer since joining the Company in May 2005. Before joining Visteon, Mr. Stebbins served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation since August 2004, President and Chief Operating Officer of Lear’s operations in the Americas since September 2001, and prior to that as Lear’s Chief Financial Officer. Mr. Stebbins is also a director of WABCO Holdings.

Duncan H. Cocroft is 67 years old and he has been a director of Visteon since October 18, 2010. Mr. Cocroft is the former Executive Vice President and Treasurer of Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries, a position he held from June 1999 through March 2004. During that time, Mr. Cocroft also served as Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President and Chief Administrative Officer of Kos Pharmaceuticals. Mr. Cocroft also serves as a director of GEO Specialty Chemicals, Inc., a privately-held manufacturer of specialty chemicals, SBA Communications Corporation and Wellman, Inc., a privately-held manufacturer of resin products. Mr. Cocroft has also served as a director of Atlas Air Worldwide Holdings, Inc. during the past five years.

Philippe Guillemot is 51 years old and he has been a director of Visteon since October 1, 2010. Mr. Guillemot has been the Chief Executive Officer of Europcar Group, a provider of passenger car and light utility vehicle rentals, since April 2010. Prior to that, he was Chairman and Chief Executive Officer of AREVA T&D Holdings SA, a multinational construction and engineering firm, since 2004. Mr. Guillemot has held various automotive management positions with Faurecia SA, Valeo SA and Michelin.

Herbert L. Henkel is 62 years old and he has been a director of Visteon since October 1, 2010. Mr. Henkel is the former Chairman of the Board and Chief Executive Officer of Ingersoll-Rand plc, a manufacturer of industrial products and components. Mr. Henkel retired from Ingersoll-Rand as Chairman of the Board on June 3, 2010, a position he held since May 2000, and retired as Ingersoll-Rand’s Chief Executive Officer, a position he held since October 1999, on February 4, 2010. Mr. Henkel also served as President and Chief Operating Officer of Ingersoll-Rand from April 1999 to October 1999. Prior to that he held various leadership roles at Textron, Inc, including its President and Chief Operating Officer from 1998-1999. Mr. Henkel also serves as a director of 3M Company and C. R. Bard, Inc. Mr. Henkel has also served as a director of Pitney Bowes, Inc. and AT&T Corp. during the past five years.

Mark T. Hogan is 59 years old and he has been a director of Visteon since October 1, 2010. Mr. Hogan has been the President of Dewey Investments LLC, a consultant to automotive-related entities, since January 2010. Prior to that he was Chief Executive Officer and President of The Vehicle Production Group, LLC, a designer and marketer of automobiles to serve mobility impaired individuals, since January 2008. Mr. Hogan also served as the President of Magna International Inc., an automotive components supplier, from September 2004 to December 2007, and prior to joining Magna, Mr. Hogan held a variety of management and executive positions with General Motors Corporation.

Jeffrey D. Jones is 58 years old and he has been a director of Visteon since October 1, 2010. Mr. Jones is an attorney with Kim & Chang, a South Korea-based law firm, a position he has held since 1980. Mr. Jones serves as Chairman of the Board of Partners for Future Foundation, a Korean non-profit foundation. Mr. Jones has also served as a Director of POSCO and the Doosan Corporation during the past five years.

Karl J. Krapek is 61 years old and he has been a director of Visteon since February 2003. Mr. Krapek is the former President and Chief Operating Officer of United Technologies Corporation, a global supplier of aerospace and building systems products, a position he held from April 1999 to January 2002. Prior to that he was named Executive Vice President and a Director in 1997, and served as President of United Technologies’ Pratt and Whitney Company since 1992. Mr. Krapek currently serves as a director of Northrop Grumman Corporation, Prudential Financial, Inc. and The Connecticut Bank and Trust Company. He has also served as a director of Alcatel-Lucent and Delta Airlines, Inc. during the last five years.

Timothy D. Leuliette is 60 years old and he has been a director of Visteon since October 1, 2010. Mr. Leuliette is the Chairman and Chief Executive Officer of Leuliette Partners LLC, an investment and financial services firm. Until October 14, 2010, Mr. Leuliette served as the President and Chief Executive Officer of Dura Automotive LLC, an automotive supplier, since July 2008, a director of Dura since June 2008, and the Chairman of the Board of Dura since December 2008. Mr. Leuliette also served as a Managing Director of Patriarch Partners LLC, the majority shareholder of Dura. Prior to that, he served as Co-Chairman and Co-Chief Executive Officer of Asahi Tec Corporation, a manufacturer of automotive parts and other products, and Chairman, Chief Executive Officer and President of Metaldyne Corporation, an automotive supplier, from January 2001 to January 2008. Over his career he has held executive and management positions at both vehicle manufacturers and suppliers and has served on both corporate and civic boards, including as Chairman of the Detroit Branch of the Federal Reserve Bank of Chicago.

William E. Redmond, Jr. is 50 years old and he has been a director of Visteon since October 1, 2010. Mr. Redmond has served as Chief Executive Officer of General Chemical Corporation, a manufacturer of performance chemicals (formerly known as GenTek Inc.), since May 2005, and a Director of General Chemical since November 2003. In December, 2008, Mr. Redmond also became President and Chief Executive Officer of GT Technologies, Inc., formerly one of GenTek Inc.’s wholly-owned subsidiaries. Mr. Redmond previously served as President and Chief Executive Officer from December 1996 to February 2003 and as Chairman of the Board of Directors from January 1999 to February 2003 of Garden Way, Inc., a manufacturer of outdoor garden and power equipment. Mr. Redmond also currently serves as a director of Amports, Inc., a privately-held North American automobile processer, and Source Interlink Companies, Inc., a privately-held diversified publishing and distribution company. Mr. Redmond has served as a director of Mark IV Industries, Inc., Eddie Bauer Holdings, Inc., Maxim Crane Works Holdings, Inc., Citation Corporation, and USA Mobility, Inc. during the past five years.

Director Independence

Our board of directors is comprised of nine directors, eight of which are independent directors as defined under our Director Independence Guidelines and the rules of the New York Stock Exchange. Each of our audit committee, organization and compensation committee, corporate governance and nominating committee and our finance committee contains only independent directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of October 20, 2010 regarding the beneficial ownership of our common stock by:

•	each of our directors;

•	each of our named executive officers;

•	each holder of more than 5% of our outstanding shares of common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of October 20, 2010 is deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 50,309,187 shares of common stock outstanding as of October 20, 2010. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

All percentages and share amounts are approximate based on current information available to us. The information available to us may be incomplete.

Unless otherwise noted, the address for each person listed on the table is c/o Visteon Corporation, One Village Center Drive, Van Buren Township, Michigan 48111.

	Amount and Nature of Shares
	Beneficially Owned(1)
		Percent of All
Name	Number	Common Stock

5% Stockholders
Cyrus Capital Partners, L.P.	4,090,974	8.1%
Monarch Funds(2)	4,349,732	8.6%
Stark Offshore Management LLC	3,800,142	7.6%
Executive Officers and Directors
Donald J. Stebbins(3)	366,667	*
Duncan H. Cocroft	—	*
Philippe Guillemot	—	*
Herbert L. Henkel	—	*
Mark T. Hogan	—	*
Jeffery D. Jones	—	*
Karl J. Krapek	—	*
Timothy D. Leuliette	—	*
William E. Redmond, Jr.	—	*
William G. Quigley III(4)	150,000	*
Julie A. Fream(5)	40,000	*
Joy M. Greenway(6)	75,000	*
Steve Meszaros(7)	75,000	*
Robert Pallash(8)	—	*
Michael K. Sharnas(9)	70,000	*
James F. Sistek(10)	60,000	*
Dorothy L. Stephenson(11)	40,000	*
Michael J. Widgren(12)	30,000	*
All executive officers and directors as a group (18 persons)(13)	906,667	1.8%

*	Less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Consists of 18,019 shares beneficially owned by Monarch Capital Master Partners II-A LP, including 17,127 shares underlying warrants to purchase shares of our common stock; 51,665 shares beneficially owned by Monarch Capital Master Partners LP, including 49,682 shares underlying warrants to purchase shares of our common stock; 8,773 shares beneficially owned by Monarch Cayman Fund Limited, including 7,154 shares underlying warrants to purchase shares of our common stock; 87,116 shares beneficially owned by Monarch Debt Recovery Master Fund Ltd, including 62,941 shares underlying warrants to purchase shares of our common stock; 4,113,510 shares beneficially owned by Monarch Master Funding Ltd; 62,601 shares beneficially owned by Monarch Opportunities Master Fund Ltd, including 34,026 shares underlying warrants to purchase shares of our common stock; and 8,048 shares beneficially owned by Oakford MF Limited, including 5,933 shares underlying warrants to purchase shares of our common stock.

(3)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of October 20, 2010, but eligible to be voted.

(4)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of October 20, 2010, but eligible to be voted.

(5)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of October 20, 2010, but eligible to be voted.

(6)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of October 20, 2010, but eligible to be voted.

(7)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of October 20, 2010, but eligible to be voted.

(8)	As of October 20, 2010, Mr. Pallash holds 75,000 restricted stock units granted pursuant to the Visteon Corporation 2010 Incentive Plan, which may be settled in cash or shares of common stock at the election of the Company upon vesting.

(9)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of October 20, 2010, but eligible to be voted.

(10)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of October 20, 2010, but eligible to be voted.

(11)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of October 20, 2010, but eligible to be voted.

(12)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of October 20, 2010, but eligible to be voted.

(13)	Includes shares of restricted stock issued pursuant the Visteon Corporation 2010 Incentive Plan that are not yet vested as of October 20, 2010, but eligible to be voted, and the shares of our common stock beneficially owned described in footnotes (2), (3), (4), (5), (6), (8), (9), (10) and (11).

SELLING STOCKHOLDERS

The following table sets forth information as of October 15, 2010 regarding the beneficial ownership of our common stock (1) immediately prior to this offering and (2) as adjusted to give effect to this offering by the selling stockholders.

In connection with our Plan of Reorganization, we have filed with the SEC a registration statement on Form S-1 under the Securities Act, of which this prospectus forms a part, to register resales of certain shares of common stock that we issued in connection with our emergence from bankruptcy.

The common stock is being registered to permit public sales of the common stock by the selling stockholders. The selling stockholders may offer the common stock for resale from time to time pursuant to this prospectus.

However, the selling stockholders are under no obligation to sell any of the common stock offered pursuant to this prospectus.

All information with respect to common stock ownership has been furnished by or on behalf of the selling stockholders and is as of October 20, 2010. We believe, based on information supplied by the selling stockholders and subject to community property laws where applicable, that except as may otherwise be indicated in the footnotes to the table below, each selling stockholder has sole voting and dispositive power with respect to the common stock reported as beneficially owned by it. Because the selling stockholders may sell all, part or none of the common stock held by them, no estimates can be given as to the number of shares of common stock that a selling stockholder will hold upon termination of any offering made hereby. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock held by them in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of common stock offered by this prospectus will be held by the selling stockholders.

The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by them as of October 20, 2010, the number of shares of common stock being offered by them, the number of shares of common stock each selling stockholder will beneficially own if the stockholder sells all of the common stock being registered and each selling stockholder’s percentage beneficial ownership of our total outstanding common stock if all of the common stock in the offering is sold. As used in this prospectus, “selling stockholders” includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholders’ interests.

Except as provided in the footnotes to the following table and the section titled “Related Party Transactions and Material Relationships with Selling Stockholders”, none of the selling stockholders has had any position with, held any office of or had any other material relationship with us or our affiliates during the past three years.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of October 20, 2010 is deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 50,309,187 shares of common stock outstanding as of October 20, 2010. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

All percentages and share amounts are approximate based on current information available to us. The information available to us may be incomplete.

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Alden Global Distressed Opportunities Master Fund, L.P.(3)	1,841,758	1,841,758	—	*
Allen Global Partners Offshore(4)	51,399	51,399	—	*
Allen Global Partners L.P.(4)	82,456	82,456	—	*
Armory Master Fund, Ltd.(5)	566,412	566,412	—	*
Artio Global Credit Opportunities Fund, A series of Artio Alpha Investment Funds(6)	10,000	10,000	—	*
Barclays Multi-Manager Fund PLC(7)	49,384	46,031	3,353	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Battery Park High Yield Long Short Fund Ltd.(7)	12,876	12,002	874	*
Battery Park High Yield Opportunity Master Fund Ltd.(7)	20,389	19,004	1,385	*
Battery Park High Yield Opportunity Strategic Fund, Ltd.(7)	22,534	21,004	1,530	*
Black Diamond Offshore Ltd.(8)	24,081	24,081	—	*
Blackwell Partners, LLC(9)	30,000	30,000	—	*
Blue Mountain Credit Alternatives Master Fund, L.P.(10)	26,442	26,442	—	*
BlueMountain Equity Alternatives Master Fund, L.P.(10)	7,932	7,932	—	*
BlueMountain Long/Short Credit Master Fund, L.P.(10)	5,288	5,288	—	*
BlueMountain Timberline Ltd.(10)	9,255	9,255	—	*
Brigade Leveraged Capital Structures Fund Ltd.(11)	599,809	599,809	—	*
Bronson Point Master Fund, L.P.	65,000	65,000	—	*
Brownstone Partners Catalyst Master Fund, Ltd.	55,200	55,200	—	*
CAI Distressed Debt Opportunity Master Fund Ltd	260,085	260,085	—	*
California Public Employees’ Retirement System(7)	63,171	58,724	4,447	*
Capital Ventures International(12)	1,342,852	1,342,852	—	*
Caspian Capital Partners, L.P.(13)	195,947	195,947	—	*
Caspian Select Credit Master Fund, Ltd.(13)	295,792	295,792	—	*
Centerbridge Credit Partners Master, L.P.(14)	446,118	446,118	—	*
Centerbridge Credit Partners, L.P.(15)	261,343	261,343	—	*
Centerbridge Special Credit Partners, L.P.(16)	397,191	397,191	—	*
Citadel Securities LLC(17)	333,458	333,458	—	*
Concerto Credit Opportunity Master Fund I, LP(18)	10,500	10,500	—	*
CQS Convertible and Quantitative Strategies Master Fund Limited(19)	178,085	178,085	—	*
CQS Directional Opportunities Master Fund Limited(19)	1,143,551	1,143,551	—	*
Crescent 1, L.P.(20)	811,893	811,893	—	*
CRS Fund, Ltd.(20)	852,494	852,494	—	*
Cumber International S.A.(21)	34,940	34,940	—	*
Cumberland Benchmarked Partners, L.P.(21)	116,211	116,211	—	*
Cumberland Partners(21)	270,529	270,529	—	*
Cyrus Europe Master Fund, Ltd.(20)	40,593	40,593	—	*
Cyrus Opportunities Master Fund II, Ltd.(20)	1,974,958	1,974,958	—	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Cyrus Select Opportunities Master Fund, Ltd.(20)	405,948	405,948	—	*
Davidson Kempner(22)	1,494,744	1,494,744	—	*
dbX-Risk Arbitrage 4 Fund(23)	29,720	29,720	—	*
Deutsche Bank Securities Inc.(24)	1,688,354	1,688,354	—	*
Double Black Diamond Offshore Ltd.(8)	457,510	457,510	—	*
DWS Dreman Value Income Edge Fund(25)	75,000	75,000	—	*
Elliott International, L.P.(26)	89,357	89,357	—	*
Ermitage Selz Fund Limited	46,000	46,000	—	*
ES Moore, Ltd.	144,245	120,000	24,245	*
Evolution Master Fund Ltd. SPC, Segregated Portfolio M(27)	24,981	24,981	—	*
Future Fund Board of Guardians(28)	67,249	67,249	—	*
Gam Selection Hedge Investments Inc.	27,000	27,000	—	*
GLG North American Opportunity Fund	120,000	120,000	—	*
GMAM Investment Funds Trust — #7MS7(7)	209,306	195,092	14,214	*
GMO Mean Reversion Fund (Onshore), a Series of GMO Master Portfolios (Onshore) LP(29)	73,987	69,000	4,987	*
Goldman, Sachs & Co.(30)	1,515,685	1,515,685	—	*
Great Oaks Strategic Investment Partners, LP(31)	4,080	4,080	—	*
GSO Special Situations Fund LP(32)	748,910	748,910	—	*
GSO Special Situations Overseas Master Fund(32)	646,712	646,712	—	*
Guggenheim Portfolio Company X, LLC(33)	19,382	19,382	—	*
HFR ED Brownstone Discovery 2x Master Trust (A Bermuda Unit Trust)	5,900	5,900	—	*
HFR ED Discovery Master Trust (A Bermuda Unit Trust)	10,600	10,600	—	*
HFR RVA Advent Global Opportunity Master Trust(34)	36,462	33,447	3,015	*
IAM Mini-Fund 21 Limited	5,561	5,561	—	*
ICS Opportunities, Ltd.(35)	130,347	130,347	—	*
ING Investors Trust on behalf of its Series ING Janus Contrarian Portfolio(36)	187,515	187,515	—	*
Institutional Benchmark Series (Master Feeder) Ltd, in Respect of Brownstone Credit Opportunities Series	13,300	13,300	—	*
Jabre Capital Partners S.A. for and on behalf of: JABCAP Global Balanced Master Fund Limited — JABCAP (LUX) Global Balanced — Lexicon Fund(37)	150,000	150,000	—	*
Janus Capital Funds P.L.C. on behalf of its sub fund Janus US High Yield Fund(38)	226,008	165,192	60,816	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Janus Investment Fund on behalf of its series Janus Contrarian Fund(39)	714,355	714,355	—	*
Janus Investment Fund on behalf of its series Janus High-Yield Fund(38)	302,668	221,223	81,445	*
Janus Investment Fund on behalf of its series Janus Long/Short Fund(39)	21,415	21,415	—	*
Juggernaut Fund, L.P.(40)	22,900	22,900	—	*
Karnak Partners, L.P.	47,000	47,000	—	*
Karsch Capital II, LP(41)	57,650	57,650	—	*
Karsch Capital II, Ltd.(41)	29,530	29,530	—	*
Karsch Capital, Ltd.(41)	130,860	130,860	—	*
KCM Plus, Ltd.(41)	36,960	36,960	—	*
Kivu Investment Fund Limited(19)	465,562	465,562	—	*
L-3 Communications Corporation Master Trust(7)	15,034	14,014	1,020	*
Lerner Enterprises, LLC(28)	9,896	9,896	—	*
LMA SPC for and on behalf of the MAP89 Segregated Portfolio(42)	32,870	32,870	—	*
Locust Wood Capital L.P.	105,000	105,000	—	*
LongView Partners B, L.P.(21)	85,295	85,295	—	*
Louisiana State Employees’ Retirement System(7)	86,941	81,038	5,903	*
Mariner LDC (13)(43)	436,492	436,492	—	*
Mariner-Tricadia Credit Strategies Master Fund Ltd(44)	85,000	85,000	—	*
Mason Capital L.P.(33)	588,612	588,612	—	*
Mason Capital Master Fund, L.P.(33)	1,689,893	1,689,893	—	*
Merced Partners II, L.P.(45)	127,715	116,533	11,182	*
Merced Partners Limited Partnership(46)	263,081	251,442	11,639	*
Monarch Capital Master Partners II-A LP(47)	18,019	18,019	—	*
Monarch Capital Master Partners LP(47)	51,665	51,665	—	*
Monarch Cayman Fund Limited(47)	8,773	8,773	—	*
Monarch Debt Recovery Master Fund Ltd(47)	87,116	87,116	—	*
Monarch Master Funding Ltd(47)	4,113,510	4,113,510	—	*
Monarch Opportunities Master Fund Ltd(47)	62,601	62,601	—	*
Montgomery County Employees’ Retirement System(7)	12,876	12,002	874	*
Moore Macro Fund, LP	550,755	480,000	70,755	*
Morgan Stanley & Co. Incorporated(48)	1,187,007	1,185,245	1,762	*
NewFinance Alden SPV(3)	68,842	68,842	—	*
Nomura Corporate Research and Asset Management Inc.(49)	12,876	12,002	874	*
Nomura Funds Ireland — US High Yield Bond Fund(7)	13,960	13,013	947	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Nomura US Attractive Yield Corporate Bond Fund Mother Fund(7)	176,265	164,294	11,971	*
Nomura Waterstone Market Neutral Fund	880	880	—	*
Oak Hill Credit Opportunities Financing, LTD(28)	156,716	156,716	—	*
Oakford MF Limited(47)	8,048	8,048	—	*
OHA Strategic Credit Master Fund II, L.P.(28)	150,863	150,863	—	*
OHA Strategic Credit Master Fund, L.P.(28)	520,301	520,301	—	*
OHSF II Financing, LTD(28)	264,435	264,435	—	*
One East Partners Master LP(50)	160,030	160,030	—	*
Para Partners, L.P.(23)	70,280	70,280	—	*
Permal Stone Lion Fund Ltd.(51)	2,133	2,133	—	*
Pines Edge Value Investors Ltd.(42)	51,930	51,930	—	*
Plainfield Special Situations Master Fund II Limited(52)	95,797	74,150	21,647	*
Prime Capital Master SPC — GOT WAT MAC Segregated Portfolio	3,821	3,821	—	*
Quad Capital, LLC(53)	81,400	81,400	—	*
Quintessence Fund L.P.(54)	27,092	25,628	1,464	*
QVT Fund LP(54)	246,766	233,431	13,335	*
Riva Ridge Master Fund, Ltd.(43)	231,043	231,043	—	*
Sagittarius Fund(7)	5,365	5,001	364	*
Seaport Group LLC Profit Sharing Plan(55)	200,507	200,507	—	*
Selz Family Trust	30,000	20,000	10,000	*
Seneca Capital, LP(56)	462,322	462,322	—	*
Silver Point Capital Fund, LP(57)	851,884	851,884	—	*
Silver Point Capital Offshore Master Fund, LP(57)	2,047,278	2,047,278	—	*
Sola Ltd.(58)	1,807,759	1,579,546	228,213	*
Solus Core Opportunities Master Fund Ltd.(58)	290,257	290,257	—	*
Spectrum Investment Partners International Ltd.(59)	518,522	518,522	—	*
Spectrum Investment Partners LP(59)	242,396	242,396	—	*
Stark Criterion Master Fund Ltd.(60)	124,728	124,728	—	*
Stark Master Fund Ltd.(61)	2,369,277	2,369,277	—	*
Stichting Pensioenfonds Hoogovens(7)	19,315	18,003	1,312	*
Stone Lion Portfolio L.P.(51)	22,867	22,867	—	*
Stonehill Institutional Partners, L.P.(62)	125,451	106,315	19,136	*
Stonehill Master Fund Ltd.(63)	263,124	224,586	38,538	*
Structured Credit Opportunities Fund II, LP(44)	15,000	15,000	—	*
Suttonbrook Capital Portfolio LP(64)	22,082	22,082	—	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Suttonbrook Eureka Fund LP(64)	3,345	3,345	—	*
The Advent Global Opportunity Master Fund(34)	28,946	26,566	2,380	*
The GM Canada Domestic Trust(7)	107,306	100,019	7,287	*
The Liverpool Limited Partnership(26)	59,572	59,572	—	*
The Regents of the University of California(7)	45,716	45,351	365	*
UBS Securities, LLC(65)	1,144,429	1,144,429	—	*
Venor Capital Master Fund Ltd.(66)	203,475	203,475	—	*
Verition Multi-Strategy Master Fund Ltd.(67)	339,668	325,093	14,575	*
VSO Master Fund, Ltd.(68)	50,049	45,003	5,046	*
Waterstone Market Neutral MAC 51, Ltd.	14,882	14,882	—	*
Waterstone Market Neutral Master Fund, Ltd.	121,656	121,656	—	*
Waterstone MF Fund, Ltd.	23,223	23,223	—	*
Wellspring Capital, LP(9)	20,000	20,000	—	*
Whitebox Credit Arbitrage Partners, LP(69)	183,982	183,982	—	*
Whitebox Multi-Strategy Partners, LP(70)	144,325	144,325	—	*
Windmill Master Fund LP(40)	37,100	37,100	—	*

*	Less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Represents the amount of common stock that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares of common stock registered for sale by the registration statement of which this prospectus forms a part will be sold and (b) that no other shares of common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares of common stock offered pursuant to this prospectus and may sell some or all of their shares of common stock pursuant to an exemption from the registration provisions of the Securities Act.

(3)	Alden Global Capital Limited (“Alden”) is the management company for Alden Global Distressed Opportunities Master Fund, LP. (the “Alden Master Fund”) and NewFinance Alden SPV (“NewFinance” and, together with the Alden Master Fund, the “Alden Clients”). AGDOF Master GP, Ltd. (“Alden Master GP”) is the general partner of the Master Fund. Alden Global Capital, a division of Smith Management, LLC (“Alden NY”) has been engaged to provide certain services to Alden and the Alden Clients which includes, among other things, investment research, administrative, managerial and other services. Alden, Alden Master GP and/or Alden NY may be deemed to beneficially own the securities held by the Alden Clients through their ability to either vote or direct the vote of the securities or dispose or direct the disposition of the securities, either through contract, understanding or otherwise. Alden, Alden Master GP and Alden NY each disclaim beneficial ownership of such securities, if any, except to the extent of their pecuniary interests therein, as applicable.

(4)	Allen Investment Management LLC is the investment manager for Allen Global Partners LP (formerly Allen Arbitrage LP) and Allen Global Partners Offshore (formerly Allen Arbitrage Offshore and, together with Allen Global Partners LP, the “Allen Funds”). Allen Global Partners LLC, a wholly-owned subsidiary of Allen Operations LLC is the general partner of Allen Global Partners LP. Allen Global Partners Offshore is a Class of the Allen Series Trust, a Cayman Islands unit trust established by a Declaration of Trust by Caledonian Trust (Cayman) Limited. Allen Investment Management LLC, Allen Global Partners LP. and Allen Global Partners Offshore may be deemed to beneficially own the securities held by the Allen Funds. Allen Investment Management LLC, Allen Global Partners LLC and Allen Operations LLC each disclaim beneficial ownership of such securities, if any, except to the extent of their pecuniary interests therein, as applicable.

(5)	Includes 91,285 shares underlying warrants to purchase shares of our common stock. Armory Advisors LLC is the investment manager of Armory Master Fund, Ltd. and may be deemed to be the beneficial owner of the securities held by Armory Master Fund, Ltd. Jay Burnham acts as the Manager of Armory Advisors LLC.

(6)	The Artio Global Credit Opportunities Fund is a series of Artio Alpha Investment Funds, LLC. The investment manager of the Artio Global Credit Opportunities Fund is Artio Global Management LLC (“Artio Global,” the “Investment Manager” or the “Managing Member”). Artio is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Artio Alpha Investment Funds, LLC is a Delaware multi-series limited liability company. The Artio Global Credit Opportunities Fund currently is the sole existing series of Artio Alpha Investment Funds, LLC.

(7)	Stephen Kotsen is the Portfolio Manager at Nomura Corporate Research and Asset Management Inc. (“NCRAM”), which serves as the investment advisor for Barclays Multi-Manager Fund PLC, Battery Park High Yield Long Short Fund Ltd., Battery Park High Yield Opportunity Master Fund Ltd., Battery Park High Yield Opportunity Strategic Fund, Ltd., California Public Employees Retirement System, GMAM Investment Funds Trust, L-3 Communications Corporation Master Trust, Louisiana State Employees’ Retirement System, Montgomery County Employees’ Retirement System, Nomura Funds Ireland — US High Yield Bond Fund, Nomura US Attractive Yield Corporate Bond Fund Mother Fund, Nomura Waterstone Market Neutral Fund, Sagittarius Fund, Stichting Pensioenfonds Hoogovens, The GM Canada Domestic Trust and The Regents of the University of California and has the power to vote or dispose of the shares of common stock held by such funds. Consequently, NCRAM and Mr. Kotsen may be deemed to be the beneficial owners of such shares; however, NCRAM and Mr. Kotsen disclaim any beneficial ownership. Certain affiliates of NCRAM are members of FINRA.

(8)	Carlson Capital, LP. (“Carlson Capital”) is the investment adviser to Black Diamond Offshore Ltd. (“Black Diamond”) and Double Black Diamond Offshore Ltd. (together with Black Diamond, the “Carlson Funds”). Asgard Investment Corp. II (“Asgard II”) is the general partner of Carlson Capital, Asgard Investment Corp. (“Asgard”) is the sole stockholder of Asgard II, and Clint D. Carlson is the President of Carlson Capital, Asgard II and Asgard. Carlson Capital, Asgard II, Asgard and Mr. Carlson have the power to vote and direct the disposition of securities held by the Carlson Funds.

(9)	Wellspring Management L.L.C. is the investment manager for Wellspring Capital L.P. and Blackwell Partners, L.L.C. The managing members of Wellspring Management L.L.C. are George M. White and Robert Chad Gilliland. Wellspring Management L.L.C. and each of the Wellspring Managers may be deemed to beneficially own the securities held by the Wellspring Funds. Wellspring Management L.L.C. and each of the Wellspring Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(10)	Securities are held by Blue Mountain Credit Alternatives Master Fund, L.P. (“BMCA”), BlueMountain Timberline Ltd. (“BMT”), BlueMountain Long/Short Credit Master Fund, L.P. (“LSCF”), and BlueMountain Equity Alternatives Master Fund, L.P. (“BMEA”) (BMCA, BMT, LSCF, and BMEA, collectively, the “BlueMountain Funds”). BlueMountain CA Master Fund GP, Ltd. (“BMCAGP”) is the general partner of BMCA; BlueMountain Long/Short Credit GP, LLC (“BMLSGP”) is the general partner of BMLS; and BlueMountain Equity GP, LLC (“BMEAGP”) is the general partner of BMEA. Blue Mountain Credit GP, LLC (“BMCGP”) is the sole owner of BMCAGP. BlueMountain GP Holdings, LLC (“BMGPH”) owns 100% of the units of BMCGP, BMLSGP, and BMEAGP. BlueMountain Capital Management, LLC (“BMCM”) is the investment manager of each of the BlueMountain Funds. Andrew Feldstein is the managing member of both BMCM and BMGPH. BMCM, BMCAGP, BMLSGP, BMEAGP, BMCGP, BMGPH, and Andrew Feldstein may be deemed to own beneficially the securities held by the BlueMountain Funds. BMCM, BMCAGP, BMLSGP, BMEAGP, BMCGP, BMGPH, and Andrew Feldstein each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(11)	Includes 34,648 shares underlying warrants to purchase shares of our common stock. Brigade Capital Management, LLC (“Brigade Capital”) is the investment manager for Brigade Leveraged Capital Structures Fund Ltd. (“Brigade Fund”). The managing member of Brigade Capital is Donald E. Morgan, III. Brigade Capital and Donald E. Morgan, III may be deemed to beneficially own the securities held by Brigade Fund. Brigade Capital and Donald E. Morgan, III each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(12)	Susquehanna Advisors Group, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. Michael Ferry has the power to direct investments and/or power to vote the shares through Susquehanna Advisors Group, Inc., and may be deemed to beneficially own the shares held by this entity. Michael Ferry expressly disclaims ownership of such shares.

(13)	Mariner Investment Group, LLC (“MIG”) serves as investment manager to Mariner LDC (“LDC”), Caspian Capital Partners, L.P. (“Caspian”) and Caspian Select Credit Master Fund, Ltd. (“Select” and, together with LDC and Caspian, the “Mariner Funds”). Mariner LDC’s shares include 61,503 shares underlying warrants to purchase shares of our common stock. Caspian’s shares include 33,524 shares underlying warrants to purchase shares of our common stock. Select’s shares include 50,606 shares underlying warrants to purchase shares of our common stock. MIG is wholly owned by MIG Holdings, LLC (“MIG Holdings”), which is owned by Mariner Partners, Inc. (“MPI”), of which William Michaelcheck (“WM”) is majority holder. MIG, MIG Holdings, MPI and WM may be deemed to beneficially own the securities held by the Mariner Funds. MIG, MIG Holdings, MPI and WM each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(14)	Centerbridge Credit Partners Offshore General Partner, L.L.C., a Delaware limited liability company, is the general partner of Centerbridge Credit Partners Master, L.P., a Cayman Islands limited partnership. Mark T. Gallogly and Jeffery. H. Aronson, managing members of Centerbridge Credit Partners Offshore General Partner, L.L.C., share the power to vote securities beneficially owned by the Centerbridge Credit Partners Master, L.P. Each of Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of all of the securities held by the Centerbridge Credit Partners Master, L.P.

(15)	Centerbridge Credit Partners General Partner, L.L.C., a Delaware limited liability company, is the general partner of Centerbridge Credit Partners, L.P., a Delaware limited partnership. Mark T. Gallogly and Jeffery H. Aronson, managing members of Centerbridge Credit Partners General Partner, L.L.C., share the power to vote securities beneficially owned by the Centerbridge Credit Partners, L.P. Each of Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of all of the securities held by Centerbridge Credit Partners, L.P.

(16)	Centerbridge Special Credit Partners General Partner, L.L.C., a Delaware limited liability company, is the general partner of Centerbridge Special Credit Partners, L.P., a Delaware limited partnership. Mark T. Gallogly and Jeffery H. Aronson, managing members of Centerbridge Special Credit Partners General Partner, L.L.C., share the power to vote securities beneficially owned by Centerbridge

Special Credit Partners, L.P. Each of Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of all of the securities held by Centerbridge Special Credit Partners, L.P.

(17)	Consists of 333,458 shares of common stock held by Citadel Securities LLC. Citadel Securities LLC is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by Citadel Securities LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Citadel Securities LLC has not participated in the distribution of the shares on behalf of the issuer.

(18)	Concerto Asset Management, LLC is the investment manager for Concerto Credit Opportunity Master Fund I, LP.

(19)	CQS Directional Opportunities Master Fund Limited, CQS Convertible and Quantitative Strategies Master Fund Limited and Kivu Investment Fund Limited are referred to as the “CQS Funds.” CQS Cayman LP (the “CQS Investment Manager”) is the investment manager of the CQS Funds. CQS (US) LLC and CQS (UK) LLP (the “Delegated Managers”) have been delegated discretionary portfolio management and advisory functions for the CQS Funds. The portfolio manager is Mark Unferth (the “Portfolio Manager”). The Portfolio Manager may, under Rule 13d-3 of the Exchange Act, be deemed to beneficially own the securities held by the CQS Funds. The CQS Investment Manager, the Delegated Managers and the Portfolio Manager disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

(20)	Cyrus Capital Partners, L.P. (“CCP”) is the investment manager for Cyrus Opportunities Master Fund II, Ltd. (“COMFII”), Cyrus Select Opportunities Master Fund, Ltd. (“CSOMF”), Cyrus Europe Master Fund, Ltd. (“CEMF”), CRS Fund, Ltd. (“CRS”) and Crescent 1, L.P. (“Crescent” and, together with COMFII, CSOMF, CEMF and CRS, collectively, the “Cyrus Funds”). COMFII’s shares include 260,447 shares underlying warrants to purchase shares of our common stock. CSOMF’s shares include 54,257 shares underlying warrants to purchase shares of our common stock. CEMF’s shares include 5,420 shares underlying warrants to purchase shares of our common stock. CRS’s shares include 113,946 shares underlying warrants to purchase shares of our common stock. Crescent’s shares include 108,514 shares underlying warrants to purchase shares of our common stock. Cyrus Capital Partners GP, L.L.C. (“CCPGP”) is the general partner of CCP. Stephen C. Freidheim (“SCF”) is the managing member of CCPGP and the Chief Investment Officer of CCP. CCP, CCPGP and SCF may be deemed to beneficially own the securities held by the Cyrus Funds. CCP, CCPGP and SCF each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(21)	Cumberland GP LLC, Cumberland Benchmarked GP LLC and LongView B GP LLC (“The GP LLC Entities”) are the general partners of Cumberland Partners, Cumberland Benchmarked Partners, L.P. and LongView Partners B, L.P., respectively. Each fund is the beneficial owner of our common stock. Cumberland Associates is the investment manager of Cumber International S.A., the beneficial owner of VCS. Gary G. Tynos, Bruce G. Wilcox and Andrew M. Wallach are the managing members of each GP LLC Entity and Cumberland Associates LLC.

(22)	Includes 139,925 shares underlying warrants to purchase shares of our common stock. Includes shares owned by M.H. Davidson & Co. (“Co”), Davidson Kempner Institutional Partners, L.P. (“DKIP”), Davidson Kempner Partners (“DKP”), Davidson Kempner International, Ltd. (“DKIL”), Davidson Kempner Distressed Opportunities Fund LP (“DKDOF”) and Davidson Kempner Distressed Opportunities International Ltd. (“DKDOI and, together with Co, DKIP, DKP, DKIL and DKDOF, the “DK Funds”). Davidson Kempner Capital Management LLC, acting through its affiliates pursuant to various advisory agreements (“DKCM”), is the ultimate investment manager (directly and indirectly) for each of the DK Funds. DKCM has overall responsibility for investment decisions made on behalf of the DK Funds. Thomas L. Kempner, Jr. serves as the Executive Managing Member of each investment manager entity. The other partners of the investment managers are Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable and Michael Herzog. Each such person disclaims ownership of any securities of the DK Funds except to the extent of their pecuniary interests therein.

(23)	Para Advisors LLC (“Para Advisors”) is the investment manager for Para Partners, L.P. (“Para Partners”) and the trading advisor for dbX-Risk Arbitrage Fund 4 Fund (the “dbX-Risk Arbitrage Fund” and together with Para Partners, the “Para Funds”). Mr. Ned Sadaka is the manager of Para Advisors and also serves as the managing member of the general partner of Para Partners. Para Advisors and Mr. Sadaka may be deemed to beneficially own the securities held by the Para Funds. Para Advisors and Mr. Sadaka each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(24)	Consists of 1,688,354 shares of common stock held by Deutsche Bank Securities Inc. including 114,106 shares underlying warrants to purchase shares of our common stock. Deutsche Bank Securities Inc. is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by Deutsche Bank Securities Inc. were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Deutsche Bank Securities Inc. has not participated in the distribution of the shares on behalf of the issuer. Deutsche Bank AG, of which Deutsche Bank Securities Inc. is an indirect, wholly-owned subsidiary, is a widely held company.

(25)	Dreman Value Management, LLC is the sub-advised investment manager for DWS Dreman Value Income Edge Fund. DWS Investments, a subsidiary of Deutsche Bank, is the advisor and responsible for voting on behalf of the fund. Dreman Value Management and DWS Investments may be deemed to beneficially own the securities held by DWS Dreman Value Income Edge Fund. Dreman Value Management and DWS Investments each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(26)	Consists of 59,572 shares held by The Liverpool Limited Partnership (“Liverpool”) including 24,615 shares underlying warrants to purchase shares of our common stock and 89,357 shares held by Elliott International, L.P. (“Elliott LP”), including 36,922 shares underlying warrants to purchase shares of our common stock. Liverpool is a wholly-owned subsidiary of Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”). Hambledon, Inc., a Cayman Islands corporation controlled by Paul E. Singer (“Mr. Singer”) is the sole general partner of Elliott LP. In addition, Elliott International Capital Advisors Inc., the investment manager of Elliott LP, which is controlled by Mr. Singer, has shared power with Elliott LP to vote and dispose of the shares owned by Elliott LP.

Mr. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership which is controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company which is controlled by Mr. Singer, are the general partners of Elliott Associates.

(27)	Evolution Capital Management LLC (“ECMLLC”) is the investment manager for Evolution Master Fund Ltd. SPC, Segregated Portfolio M (“M Fund”). M Fund is the beneficial owner of the registrable securities. ECMLLC disclaims beneficial ownership of such securities except to the extent of its pecuniary interests therein.

(28)	Oak Hill Advisors, L.P. (“OHA”) is the investment manager for Future Fund Board of Guardians, Lerner Enterprises, LLC, Oak Hill Credit Opportunities Financing, Ltd., OHA Strategic Credit Master Fund, L.P., OHA Strategic Credit Master Fund II, L.P. and OHSF II Financing Ltd. (the “Oak Hill Funds”). Future Fund Board of Guardians’ shares include 6,275 shares underlying warrants to purchase shares of our common stock. Lerner Enterprises, LLC’s shares include 571 shares underlying warrants to purchase shares of our common stock. Oak Hill Credit Opportunities Financing, Ltd.’s shares include 12,894 shares underlying warrants to purchase shares of our common stock. OHA Strategic Credit Master Fund, L.P.’s shares include 39,024 shares underlying warrants to purchase shares of our common stock. OHA Strategic Credit Master Fund II, L.P.’s shares include 11,182 shares underlying warrants to purchase shares of our common stock. OHSF II Financing Ltd.’s shares include 21,337 shares underlying warrants to purchase shares of our common stock. Oak Hill Advisors GenPar, L.P. (“GenPar”) is the general partner of OHA. GenPar is controlled by Glenn R. August, William H. Bohnsack, Jr., Scott D. Krase, Robert B. Okun, Alan Schrager and Carl Wernicke. OHA, GenPar and Messrs. August, Bohnsack, Krase, Okun, Schrager and Wernicke may be deemed to beneficially own the securities held by the Oak Hill Funds. OHA, GenPar and Messrs. August, Bohnsack, Krase, Okun, Schrager and Wernicke each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(29)	Includes 3,029 shares underlying warrants to purchase shares of our common stock. Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) is the investment manager for GMO Mean Reversion Fund (Onshore), a series of GMO Master Portfolios (Onshore), L.P. (the “Reversion Fund”). GMO Investment Partners LLC (“GMOIP”) is the general partner of GMO Master Portfolios (Onshore), L.P., and GMO serves as managing member of GMOIP. GMO and GMOIP are not the selling security holder and each of GMO and GMOIP disclaim beneficial ownership of such securities held by the Reversion Fund.

(30)	Includes 415,198 shares underlying warrants to purchase shares of our common stock. Goldman, Sachs & Co. (“Goldman Sachs”), a New York limited partnership, is a member of the New York Stock Exchange and other national exchanges. Goldman Sachs is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). GS Group, a Delaware corporation, is a bank and financial holding company that (directly or indirectly through subsidiaries or affiliated companies or both) is a leading global investment banking, securities and investment management firm. Goldman Sachs is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by Goldman Sachs were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Goldman Sachs has not participated in the distribution of the shares on behalf of the issuer. GS Group may be deemed to beneficially own the securities held by Goldman Sachs. GS Group disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(31)	Great Oaks Capital Management, LLC, is the investment manager for Great Oaks Strategic Investment Partners, LP. Andrew K. Boszhardt, Jr. is the general partner and managing partner of Great Oaks Strategic Investment Partners, L.P.

(32)	GSO Capital Partners LP is the investment manager of GSO Special Situations Fund LP and GSO Special Situations Overseas Master Fund Ltd. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the sole shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover serves as an executive of GSO Capital Partners LP. Each of the above, other than GSO Special Situations Fund LP and GSO Special Situations Overseas Master Fund Ltd., disclaims beneficial ownership of the shares held by each of GSO Special Situations Fund LP and GSO Special Situations Overseas Master Fund Ltd., except to the extent of such party’s pecuniary interest therein. Each selling stockholder is an “affiliate” of a broker-dealer and has certified that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(33)	Mason Capital Management LLC is the investment manager for Mason Capital L.P., Mason Capital Master Fund, L.P. and Guggenheim Portfolio Company X, LLC (collectively, the “Mason Funds”). The managing members of Mason Capital Management LLC are Kenneth Garschina and Michael Martino (collectively the “Mason Capital Managers”). The Mason Funds and each of the Mason Capital Managers may be deemed to beneficially own the securities held by the Mason Funds. The Mason Funds and each of the Mason Capital Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(34)	HFR RVA Advent Global Opportunity Master Trust’s shares include 351 shares underlying warrants to purchase shares of our common stock. The Advent Global Opportunity Master Fund’s shares include 270 shares underlying warrants to purchase shares of our common stock. Advent Capital Management, LLC is the investment manager for The Advent Global Opportunity Master Fund. Advent Capital Management, LLC disclaims beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(35)	Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities, Ltd., an exempted limited company organized under the laws of the Cayman Islands (“ICS Opportunities”), and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium International Management GP LLC, a Delaware limited liability company (“Millennium International Management GP”), is the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the 100% shareholder of ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Israel A. Englander, a United States citizen, is the managing member of

Millennium International Management GP and of Millennium Management and consequently may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities.

(36)	Directed Services LLC (“DSL”) and Janus Capital Management LLC (“JCM”) act as the investment adviser and sub-adviser, respectively to the ING Janus Contrarian Portfolio (the “ING Portfolio”) and each have discretionary investment authority over the ING Portfolio, respectively, including the power to dispose, or to direct the disposition of securities. The managing member of JCM is Janus Capital Group Inc. (“JCG”). JCM, JCG and DSL may be deemed to beneficially own the securities held by the ING Portfolio. JCM, JCG, and DSL each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(37)	Jabre Capital Partners S.A. is the investment manager of: JABCAP Global Balanced Master Fund Limited, JABCAP (LUX) Global Balanced and Lexicon Fund.

(38)	Janus US High Yield Fund’s shares include 48,780 shares underlying warrants to purchase shares of our common stock. Janus High-Yield Fund’s shares include 65,326 shares underlying warrants to purchase shares of our common stock. Janus Capital Management LLC (“JCM”) acts as the investment adviser to the Janus Investment Fund and as sub-adviser to Janus Capital Funds P.L.C. and has discretionary investment authority over the Janus High-Yield Fund and Janus US High Yield Fund (collectively, the “Janus High Yield Funds”), respectively, including the power to dispose, or to direct the disposition of securities. The managing member of JCM is JCG. JCM and JCG may be deemed to beneficially own the securities held by the Janus High Yield Funds. JCM and JCG each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(39)	JCM acts as the investment adviser to the Janus Investment Fund and has discretionary investment authority over the Janus Long/Short Fund and Janus Contrarian Fund (collectively, the “Janus Funds”), including the power to dispose, or to direct the disposition of securities. The managing member of JCM is JCG. JCM and JCG may be deemed to beneficially own the securities held by the Janus Funds. JCM and JCG each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(40)	Duquesne Capital Management, LLC may be deemed to beneficially own such securities by virtue of its position as investment manager of Windmill Master Fund LP and Juggernaut Fund, L.P. Stanley F. Druckenmiller may be deemed to beneficially own such securities by virtue of his position as managing member of Duquesne Capital and as managing member of Duquesne Holdings, LLC (General Partner). Duquesne Capital, Duquesne Holdings, and Mr. Druckenmiller each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(41)	Karsch Capital Management, LP is an SEC registered investment advisor (“KCM”) and acts as the investment manager for Karsch Capital Ltd., Karsch Capital II, Ltd and KCM Plus, Ltd. Karsch Associates, LLC, the general partner of Karsch Capital II, LP, has delegated investment management functions to KCM.

(42)	Pine River Capital Management L.P. (“PRCM LP”) is the investment manager of LMA SPC for and on behalf of the MAP89 Segregated Portfolio and Pines Edge Value Investors Ltd. (the “Pine River Funds”). Pine River Capital Management LLC (“PRCM LLC”) is the general partner of PRCM LP. The sole managing member of PRCM LLC is Brian Taylor. PRCM LP, PRCM LLC and Brian Taylor may be deemed to beneficially own the securities held by the Pine River Funds. PRCM LP, PRCM LLC and Brian Taylor each disclaim beneficial ownership of such securities, except to the extent of their pecuniary interests therein.

(43)	Riva Ridge Capital Management L.P. (“RRCM”) serves as (i) investment manager to Riva Ridge Master Fund, Ltd. (“Riva Ridge”) and (ii) sub-advisor to Mariner Investment Group, LLC, who is investment manager to Mariner LDC (“LDC” and, together with Riva Ridge, the “RRCM Funds”). LDC’s shares include 61,503 shares underlying warrants to purchase shares of our common stock. Riva Ridge GP LLC, GP (“Riva GP”) is the general partner to RRCM. The managing members of Riva GP are Stephen Golden and James Shim (collectively the “Riva Managers”). RRCM, Riva GP and each of the Riva Managers may be deemed to beneficially own the securities held by the RRCM Funds. RRCM, Riva GP and each of the Riva Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(44)	Tricadia Capital Management, LLC (“TCM”) is the Investment Manager for Mariner-Tricadia Credit Strategies Master Fund, Ltd. (“MTCS”) and Structured Credit Opportunities Fund II, LP (“SCOPESII”). Tricadia Holdings, L.P. (“Tricadia Holdings”) wholly owns TCM. Tricadia Holdings GP, LLC (“Holdings GP”) is the general partner of Tricadia Holdings. Michael Barnes and Arif Inayatullah are the managing members of Holdings GP. Accordingly, TCM, Tricadia Holdings, Holdings GP, Mr. Barnes and Mr. Inayatullah may be deemed to beneficially own the securities held by MTCS and SCOPESII. TCM, Tricadia Holdings, Holdings GP, Mr. Barnes and Mr. Inayatullah each disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein.

(45)	Includes 11,182 shares underlying warrants to purchase shares of our common stock. EBF & Associates, L.P. (“EBF”) is the investment adviser to Merced Partners II, L.P. (“Merced II”). Lydiard Partners, L.P. (“Lydiard”) is the general partner of Merced II, and Tanglewood Capital Management, L.P. (“TCM”) is the general partner of Lydiard. Global Capital Management, Inc. (“GCM”) is the general partner of EBF. Michael J. Frey is the majority owner of EBF and sole owner, Chairman and CEO of GCM and TCM. EBF, GCM, Lydiard, TCM, and Michael J. Frey may be deemed to beneficially own the securities held by Merced II. EBF, GCM, Lydiard, TCM, and Michael J. Frey each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(46)	Includes 11,639 shares underlying warrants to purchase shares of our common stock. EBF is the investment adviser to Merced Partners Limited Partnership (“Merced LP”). EBF and GCM are the co-general partners of the Merced LP, and GCM is the general partner of EBF. Michael J. Frey is the majority owner of EBF and the majority owner, Chairman and CEO of GCM. EBF, GCM, and Michael J. Frey may be deemed to beneficially own the securities held by the Merced LP. EBF, GCM, and Michael J. Frey each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(47)	Includes 17,127 shares underlying warrants to purchase shares of our common stock held by Monarch Capital Master Partners II-A LP, 49,682 shares underlying warrants to purchase shares of our common stock held by Monarch Capital Master Partners LP, 7,154 shares underlying warrants to purchase shares of our common stock held by Monarch Cayman Fund Limited, 62,941 shares underlying warrants to purchase shares of our common stock held by Monarch Debt Recovery Master Fund Ltd, 34,026 shares underlying warrants to purchase shares of our common stock held by Monarch Opportunities Master Fund Ltd and 5,933 shares underlying warrants to purchase shares of our common stock held by Oakford MF Limited. Monarch Alternative Capital LP (“MAC”) serves as advisor to Monarch Master Funding Ltd, Monarch Debt Recovery Master Fund Ltd, Oakford MF Limited, Monarch Cayman Fund Limited, Monarch Opportunities Master Fund Ltd, Monarch Capital Master Partners LP and Monarch Capital Master Partners II-A LP. MDRA GP LP (“MDRA GP”) is the general partner of MAC and Monarch GP LLC (“Monarch GP,” together with MDRA GP and MAC, “Monarch Management”) is the general partner of MDRA GP. Each of Monarch Management may be deemed to beneficially own the registrable securities by virtue of their positions. Each of Monarch Management disclaims beneficial ownership of such securities except to the extent of its pecuniary interests therein.

(48)	Shares to be registered consist of 1,185,245 shares of our common stock held by Morgan Stanley & Co. Incorporated, including 13,898 shares underlying warrants to purchase shares of our common stock. Morgan Stanley & Co. Incorporated is a registered-broker dealer and, accordingly, may be deemed to be an underwriter with respect to the securities it sells pursuant to the prospectus. The shares of common stock held by Morgan Stanley & Co. Incorporated were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Morgan Stanley & Co. Incorporated has not participated in the distribution of the shares on behalf of the issuer. Morgan Stanley & Co. Incorporated is widely held and a reporting company under the Exchange Act.

(49)	Stephen Kotsen is the Portfolio Manager at NCRAM and has the power to vote or dispose of the shares of common stock held by such selling stockholder. Consequently, Mr. Kotsen may be deemed to be the beneficial owner of such shares, however, Mr. Kotsen disclaims any beneficial ownership. Certain affiliates of NCRAM are members of FINRA.

(50)	One East Partners Capital Management LLC is the general partner of One East Partners Master LP. The managing member of One East Partners Capital Management LLC is James Cacioppo. One East Partners Capital Management LLC and Jim Cacioppo may be deemed to beneficially own the securities held by the One East Partners Master LP. One East Partners Capital Management LLC and Jim Cacioppo each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(51)	Stone Lion Capital Partners L.P. (“Stone Lion Capital”) is the investment manager for Stone Lion Portfolio L.P. (“Stone Lion Portfolio”) and Permal Stone Lion Fund Ltd. (collectively with Stone Lion Portfolio, the “Stone Lion Funds”). Stone Lion Capital may be deemed to beneficially own the securities held by the Stone Lion Funds.

(52)	Plainfield Asset Management LLC (“Plainfield Asset Management”) is the investment manager of Plainfield Special Situations Master Fund II Limited (“Plainfield Master Fund II”), Plainfield OC Master Fund Limited (“Plainfield OC Fund”) and Plainfield Liquid Strategies Master Fund Limited (“Plainfield Liquid Fund”), each a private investment vehicle. Max Holmes, an individual, is the chief investment officer of Plainfield Asset Management. Max Holmes, Plainfield Asset Management, Plainfield Master Fund II, Plainfield OC Fund and Plainfield Liquid Fund are referred to collectively as the “Plainfield Persons.” The Plainfield Persons own an aggregate of 98,436 shares, of which 98,416 shares are also registrable securities, and warrants convertible into 24,412 shares of our common stock. Plainfield Master Fund II directly owns 74,150 registrable securities and warrants convertible into 21,647 shares of our common stock. Plainfield OC Fund directly owns 20,222 registrable securities and warrants convertible into 2,734 shares of our common stock. Plainfield Liquid Fund directly owns 4,044 registrable securities. Max Holmes owns 20 shares, none of which are registrable securities, and warrants convertible into 31 shares of our common stock. Each of the Plainfield Persons disclaims beneficial ownership of all securities described above for which it is not the record owner, and this description shall not be deemed an admission that any of the Plainfield Persons is a beneficial owner of the securities for purposes of Section 16 of the Exchange Act or except to the extent of their pecuniary interest therein.

(53)	Quad Capital LLC’s current holdings consist of 81,400 shares of common stock, held at its clearing firm, Goldman Sachs. Quad Capital LLC is a registered-broker dealer operating under a JBO with Goldman Sachs. It is aware that under certain readings, it may be deemed to be an underwriter. The shares of common stock held by Quad Capital LLC were acquired in the ordinary course of its proprietary trading business, and since it has no customers or beneficial owners for these shares, but rather owns them in its own account solely, cannot utilize them for the purpose of resale or distribution as those activities are understood in this context. Quad Capital LLC has not participated in the distribution of the shares on behalf of the issuer. Quad is a privately held company that reports monthly via the FOCUS system to the USSEC.

(54)	QVT Financial LP is the investment manager for Quintessence Fund L.P. and QVT Fund LP and shares voting and investment control over the securities held by Quintessence Fund L.P. and QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of Quintessence Fund L.P. and QVT Fund LP and may be deemed to beneficially own the securities held by Quintessence Fund L.P. and QVT Fund LP. The managing members of QVT Associates GP LLC are Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu disclaims beneficial ownership of the securities held by Quintessence Fund L.P. and QVT Fund LP. QVT Associates GP LLC disclaims beneficial ownership of the securities held by Quintessence Fund L.P. and QVT Fund LP, except to the extent of its pecuniary interest therein.

(55)	Includes 28,526 shares underlying warrants to purchase shares of our common stock.

(56)	Seneca Capital Investments, L.P. (“Seneca LP”) is the investment manager for Seneca Capital, L.P. (“Seneca”). Seneca’s shares include 6,155 shares underlying warrants to purchase shares of our common stock. Seneca Capital Investments, L.L.C. (“Seneca LLC”) is the general partner of Seneca LP. Seneca Capital Advisors, L.L.C. (“Seneca Advisors”) is the general partner of Seneca. Douglas Hirsch is the managing member of each of Seneca LLC and Seneca Advisors. Each of Seneca LP, Seneca LLC, Seneca Advisors and Mr. Hirsch disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein.

(57)	Silver Point Capital, L.P. (“Silver Point”) is the investment manager of Silver Point Capital Fund, LP and Silver Point Capital Offshore Master Fund, LP. Messrs. Edward A. Mule and Robert J. O’Shea each indirectly control Silver Point and by virtue of such status may be deemed to be natural control persons with respect to the securities covered by this questionnaire. Messrs. Mule and O’Shea disclaim beneficial ownership of such securities, except to the extent of any pecuniary interest, and this report shall not be deemed to be an admission that they are the beneficial owners of such securities.

(58)	Solus Alternative Asset Management LP (“Solus”) is the investment advisor for Sola Ltd (“Sola Master”) and Solus Core Opportunities Master Fund Ltd (“Core Master” and, together with Sola Master, the “Solus Funds”). Sola Master’s shares include 228,213 shares underlying warrants to purchase shares of our common stock. Solus GP LLC (“Solus GP”) is the general partner of Solus. The Managing Member of Solus GP is Christopher Pucillo (the “Managing Member”). Solus, Solus GP and the Managing Member may be deemed to beneficially own the securities held by the Solus Funds. Solus, Solus GP and the Managing Member each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(59)	Spectrum Group Management LLC (“SGM”) is the investment manager for Spectrum Investment Partners, L.P. (“SIP LP”) and Spectrum Investment Partners International, Ltd. (“SIPI Ltd.” and, together with SIP LP, the “Spectrum Funds”). SIP LP’s shares include 678 shares underlying warrants to purchase shares of our common stock. SIPI Ltd’s shares include 1,745 shares underlying warrants to purchase shares of our common stock. Spectrum Group GP LLC (“SG GP LLC”) is the general partner of SIP LP. The managing member of SGM and SG GP LLC is Jeffrey Schaffer. SGM, SG GP LLC and Jeffrey Schaffer may be deemed to beneficially own the securities held by the Spectrum Funds. SGM, SG GP LLC and Jeffrey Schaffer each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(60)	Stark Criterion Management LLC (“Stark Criterion”) is the investment manager of Stark Criterion Master Fund Ltd. (“Criterion Master”). The managing members of Stark Criterion are Michael Roth and Brian Stark (collectively, the “Stark Managers”). Stark Criterion and the Stark Managers may be deemed to beneficially own the securities held by Criterion Master. Stark Criterion and the Stark Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(61)	Stark Offshore Management LLC (“Stark Offshore”) is the investment manager of Stark Master Fund Ltd. (“Stark Master”). The managing members of Stark Offshore are the Stark Managers. Stark Offshore and the Stark Managers may be deemed to beneficially own the securities held by Stark Master. Stark Offshore and the Stark Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(62)	Includes 9,440 shares underlying warrants to purchase shares of our common stock. Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), is the investment adviser of Stonehill Institutional Partners, L.P. (“Stonehill Institutional”). Stonehill General Partner, LLC, a Delaware limited liability company (“Stonehill GP”), is the general partner of Stonehill Institutional. By virtue of such relationships, SCM and Stonehill GP may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Institutional. SCM and Stonehill GP disclaim beneficial ownership of such shares of common stock. Mr. John Motulsky, Mr. Christopher Wilson, Mr. Wayne Teetsel, Mr. Thomas Varkey, Mr. Jonathan Sacks, and Mr. Peter Sisitsky (collectively, the “Stonehill Members”) are the managing members of SCM and Stonehill GP, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Institutional. The Stonehill Members disclaim beneficial ownership of such securities.

(63)	Includes 19,352 shares underlying warrants to purchase shares of our common stock. SCM is the investment adviser and a director of Stonehill Master Fund Ltd. (“Stonehill Master”). By virtue of such relationships, SCM may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Master. SCM disclaims beneficial ownership of such shares of common stock. The Stonehill Members are the managing members of SCM, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Master. The Stonehill Members disclaim beneficial ownership of such securities.

(64)	Suttenbrook Capital Management LP (“SBCMLP”) is the investment manager for Suttonbrook Capital Portfolio LP and Suttonbrook Eureka Fund LP (collectively “the Funds”). John London is the controlling individual of SBCMLP. SBCMLP and John London may be deemed beneficial owners of the securities held by the Funds. SBCMLP and John London each disclaim beneficial ownership of such securities except to the extent of their investment management responsibilities.

(65)	Consists of 1,144,429 shares of common stock held by UBS Securities, LLC including 280,184 shares underlying warrants to purchase shares of our common stock. UBS Securities LLC is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by UBS Securities, LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. UBS Securities, LLC has not participated in the distribution of the shares on behalf of the issuer.

(66)	Includes 6,093 shares underlying warrants to purchase shares of our common stock. Venor Capital Management LP is the investment manager for Venor Capital Master Fund Ltd. Venor Capital Management GP LLC is the general partner of Venor Capital Management LP. The managing members of Venor Capital Management GP LLC are Jeffrey Bersh and Michael Wartell. Venor Capital Management LP, Venor Capital Management GP LLC, Jeffrey Bersh, and Michael Wartell may be deemed to beneficially own the securities held by Venor Capital Master Fund Ltd. Venor Capital Management LP, Venor Capital Management GP LLC, Jeffrey Bersh and Michael Wartell each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(67)	Verition Fund Management LLC is the investment manager for Verition Multi-Strategy Master Fund Ltd. The managing member of Verition Fund Management LLC is Nicholas Maounis. Verition Fund Management LLC and Nicholas Maounis may be deemed to beneficially own the securities held by Verition Multi-Strategy Master Fund Ltd. Verition Fund Management LLC and Nicholas Maounis each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(68)	Includes 605 shares underlying warrants to purchase shares of our common stock. Includes 20,003 shares registered by Morgan Stanley & Co. Incorporated on behalf of VSO Master Fund Ltd. (“VSO Master Fund”). VSO Capital Management, LLC (“VSO Management”) is the investment manager for VSO Master Fund, VSO Fund, Ltd. (“VSO Fund”) and VSO Partners, LP (“VSO Partners” and, collectively, the “VSO Funds”). VSO Capital GP, LLC (“VSO Capital”) is the general partner of VSO Partners. The managing member of VSO Management and VSO Capital is Alex Lagetko (the “VSO Manager”). VSO Management, VSO Capital and the VSO Manager may be

deemed to beneficially own the securities held by the VSO Funds. VSO Management, VSO Capital and the VSO Manager each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(69)	Whitebox Advisors, LLC (“WA”) is the investment advisor to, and the managing member of, Whitebox Credit Arbitrage Advisors, LLC (“WCAA”). WCAA is the general partner of Whitebox Credit Arbitrage Partners, LP (“WCAP”). WA and WCAA may be deemed to beneficially own the securities held by WCAP. WA and WCAA each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(70)	WA is the investment advisor to, and the managing member of, Whitebox Multi-Strategy Advisors, LLC (“WMSA”). WMSA is the general partner of Whitebox Multi-Strategy Partners, LP (“WMSP”). WA and WMSA may be deemed to beneficially own the securities held by WMSP. WA and WMSA each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

RELATED PARTY TRANSACTIONS AND MATERIAL RELATIONSHIPS
WITH SELLING STOCKHOLDERS

Dura Automotive.  During 2009, Visteon and our subsidiaries purchased various automotive sub-components totaling approximately $425,000 from Dura Automotive LLC and its subsidiaries in the ordinary course of their businesses. We expect that we will continue to make similar purchases during 2010 and beyond. Mr. Leuliette, a director of Visteon, was the Chairman, President and Chief Executive Officer of Dura Automotive LLC, as well as Managing Director of Patriarch Partners LLC, the majority shareholder of Dura Automotive LLC until October 14, 2010.

Registration Rights Agreement.  We entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling stockholders party thereto. Pursuant to the Registration Rights Agreement, among other things, we are required to use its reasonable best efforts to file within fourteen business days after the effective date of the Plan of Reorganization a registration statement on any permitted form that qualifies, and is available for, the resale of “registrable securities”, as defined in the Registration Rights Agreement, with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act. Registrable securities are shares of our common stock, par value $0.01, issued or issuable on or after the Effective Date to any of the original parties to the Registration Rights Agreement, including, without limitation, upon the conversion of our outstanding warrants, and any securities paid, issued or distributed in respect of any such common stock, but excluding shares of common stock acquired in the open market after such date.

At any time and from time to time after such a registration statement has been declared effective by the SEC, any one or more holders of registrable securities may request to sell all or any portion of their registrable securities in an underwritten offering, provided that such holder or holders will be entitled to make such demand only if the total offering price of the registrable securities to be sold in such offering is reasonably expected to exceed, in the aggregate, $75 million. We are not obligated to effect more than three such underwritten offerings during any period of twelve consecutive months during the first two-year period after the effective date of the Plan of Reorganization, and two such underwritten offerings during any period of twelve consecutive months following the first two-year period after such effective date. In either case, we are not obligated to effect such an underwritten offering within 120 days after the pricing of a previous underwritten offering.

We are required, no later than the effective date of the registration statement of which this prospectus is a part, to use our reasonable best efforts to be listed on a national securities exchange, if so requested by the holders of a majority interest in the outstanding registrable securities.

When we propose to offer shares in an underwritten offering whether for our own account or the account of others, holders of registrable securities will be entitled to request that their registrable securities be included in such offering, subject to specific exceptions.

Upon Visteon becoming a well-known seasoned issuer, we are required to promptly register the sale of all of the registrable securities under an automatic shelf registration statement, and to cause such registration statement to remain effective thereafter until there are no longer registrable securities.

The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as minimums, blackout periods and, if a registration is for an underwritten offering, limitations on the number of shares to be included in the underwritten offering may be imposed by the managing underwriter.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement.

Equity Commitment Agreement.  Pursuant to an Equity Commitment Agreement, dated as of May 6, 2010, among Visteon and the Investors named therein (together, the “Investors”) (as amended by that certain First Amendment to the Equity Commitment Agreement, dated as of June 13, 2010, among Visteon and the Investors, and the Second Amendment to the Equity Commitment Agreement, dated as of June 20, 2010, among Visteon and the Investors, the Third Amendment to the Equity Commitment Agreement, dated as of August 9, 2010, among Visteon, the Investors, and the additional purchasers named therein (the “Additional Purchasers”), and the Fourth Amendment to the Equity Commitment Agreement, dated as of October 1, 2010, among Visteon, the Investors, and the Additional Purchasers, the “ECA”), (i) we conducted a rights offering (the “Rights Offering”) whereby certain holders of our then existing unsecured notes elected to purchase on the Effective Date 34,310,200 shares of our new common stock for $27.69 per share (the “Share Price”) and (ii) the Investors and the Additional Purchasers purchased on the Effective Date, respectively, 10,690,344 shares of our common stock (the “Direct Subscription Shares”) and 144,456 shares of our new common stock at the Share Price. In addition, in accordance with the ECA, we paid: (i) a $43,750,000 fee to the Investors as compensation for their agreement to purchase the Direct Subscription Shares and any shares of our new common stock included, but not subscribed for, in the Rights Offering, 25% of which was paid upon entry of the order approving the ECA and the remaining portion of which was paid on the Effective Date; (ii) a $16,625,000 fee on the Effective Date to certain of the Investors as compensation for arranging the transactions contemplated by the ECA; and (iii) certain out of pocket costs and expenses reasonably incurred by the Investors and the Additional Purchasers in connection with the ECA. The shares of our new common stock discussed above were offered and sold pursuant to exemptions from the registration requirements of Section 5 of the Securities Act, as set forth in section 4(2) of the Securities Act and Regulation D promulgated thereunder.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our second amended and restated certificate of incorporation, our second amended and restated bylaws and the provisions of applicable law. Copies of our second amended and restated certificate of incorporation and our second amended and restated bylaws are filed as exhibits to the Registration Statement on Form 8-A filed with the SEC on September 30, 2010 and are incorporated herein by reference.

Authorized Capital Stock upon Emergence

Visteon has the authority to issue a total of 300,000,000 shares of capital stock, consisting of:

•	250,000,000 shares of common stock, par value $0.01 per share; and

•	50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

Dividend Rights.  Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock, and contractual restrictions, holders of our common stock are entitled to receive ratably dividends or other distributions when and if declared by the board of directors. In addition to such restrictions, whether any future dividends are paid will depend on decisions that will be made by the board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the Delaware General Corporation Law (“DGCL”) to pay dividends.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of Visteon, the holders of our common stock will be entitled to share in the net assets of Visteon available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.

Preemptive Rights.  Pursuant to our second amended and restated certificate of incorporation, the holders of our common stock have no preemptive rights.

Conversion Rights.  Shares of our common stock are not convertible.

Voting Rights.  Subject to the rights of the holders of any series of our preferred stock, each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of our common stock will not have cumulative voting rights.

Warrants to Purchase Common Stock

Pursuant to the Plan of Reorganization, we issued warrants to purchase 2,355,000 shares of our common stock to holders of our 12.25% senior notes issued (the “Ten Year Warrants”). The Ten Year Warrants have an exercise price of $9.66 per share of common stock. Each of the Ten Year Warrants expires ten years after the date of issuance. The warrants provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of common stock and in connection with certain distributions of cash, assets or securities. The Ten Year Warrants are not redeemable.

Pursuant to the Plan of Reorganization, we issued 1,552,774 warrants to purchase shares of our common stock to holders of shares of our previously outstanding common stock, which were cancelled pursuant to the Plan of Reorganization (the “Five Year Warrants”). The Five Year Warrants have an exercise price of $58.80 per share. Each of the Five Year Warrants expires five years after the date of issuance. The Five Year Warrants provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of common stock and in connection with certain distributions of cash, assets or securities. The Five Year Warrants are not redeemable.

Preferred Stock

Under the terms of our second amended and restated certificate of incorporation, the board of directors is authorized to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the board of directors decides to issue shares of preferred stock to persons supportive of current management, this could render it more difficult or discourage an attempt to obtain control of Visteon by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of Visteon. To the extent required by 11 U.S.C. § 1123(a)(6), Visteon is prohibited from issuing shares of nonvoting equity securities (within the meaning of such statute).

Certain Anti-Takeover Effects of our Certificate of Incorporation, our Bylaws and Delaware Law

Provisions of Delaware Law.  Visteon is a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of the voting stock of the corporation.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring Visteon to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Board of Directors.  Our second amended and restated certificate of incorporation and our second amended and restated bylaws provide that the number of directors shall be fixed by the board of directors from time to time. The board of directors shall initially consist of the nine members identified in the Plan of Reorganization and shall always consist of not less than 3 nor more than 15 members. Under our second amended and restated bylaws, at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect a director. Under our second amended and restated certificate of incorporation and our second amended and restated bylaws, a vote of a majority of all then outstanding capital stock entitled to vote at an election of directors is required to remove a director with or without cause and fill the resulting vacancy, except that any director elected separately by the holders of any class or series of stock shall be subject to removal with or without cause at any time by such stockholders, who will fill the resulting vacancy. Vacancies resulting from newly created directorships by reason of an increase in the size of the board of directors shall be filled by a majority vote of the board of directors, provided a quorum is present. Further, vacancies resulting from reasons other than removal or an increase in the size of the board of directors shall be filled by a majority vote of the board of directors, even if less than a quorum. These provisions may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.

Advance Notice Procedures.  Our second amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our second amended and restated bylaws will not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our second amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Action by Written Consent; Special Meetings of Stockholders.  Our second amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our second amended and restated certificate of incorporation and our second amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer, pursuant to a resolution adopted by a majority of our board of directors or by our secretary following receipt of on or more demands to call a special meeting of the stockholders, in accordance with the provisions of our second amended and restated bylaws, from stockholders who hold, in the aggregate, at least twenty percent of the voting power of all shares entitled generally to on the election of directors (without reference to any terms of any preferred stock).

Authorized but Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to the rules and regulations of any applicable stock exchange or similar rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Directors’ and Officers’ Liability.  Our second amended and restated certificate of incorporation contains a provision eliminating the personal liability of our directors to Visteon or any of its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by applicable law. Our second amended and restated certificate of incorporation and our second amended and restated bylaws also contain provisions generally providing for indemnification and prepayment of expenses to our directors and officers to the fullest extent permitted by applicable law.

Amendment of Certificate of Incorporation and Bylaws.  Our second amended and restated certificate of incorporation expressly authorizes the board of directors to adopt, amend, alter or repeal most provisions of our second amended and restated bylaws by a majority vote. The stockholders may also adopt, amend, alter or repeal our second amended and restated bylaws. Stockholder approval is also required to amend, alter, change or repeal any provision of our second amended and restated certificate of incorporation or our second amended and restated bylaws inconsistent with any provision in our second amended and restated certificate of incorporation or our second amended and restated bylaws that requires a particular vote of stockholders in order to take the action specified in such provision.

Tax Benefit Preservation.  Our second amended and restated certificate of incorporation provides, subject to certain exceptions therein, that any attempted transfer of Visteon’s securities prior to the earliest of:

•	December 31, 2019,

•	the repeal, amendment or modification of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to Visteon,

•	the beginning of a taxable year of Visteon in which no net operating loss carryovers, capital loss carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers or any loss or deduction attributable to a net realized “built-in loss” within the meaning of Section 382 of Visteon or any of its direct or indirect subsidiaries (“Tax Benefits”) are available, and

•	the date on which the limitation amount imposed by Section 382 in the event of an ownership change of Visteon would not be materially less than the net operating loss carry forward or net unrealized built-in loss of Visteon (the earliest of such dates being the “Restriction Release Date”), or any attempted transfer of Visteon’s securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee:

•	if the transferor is a person or group of persons that is identified as a “5-percent shareholder” of Visteon pursuant to Treasury Regulation § 1.382-2T(g) other than a “direct public group” as defined in such regulation (a “Five-Percent Stockholder”), or

•	to the extent that, as a result of such transfer, either any person or group of persons shall become a Five-Percent Stockholder or the percentage stock ownership interest in Visteon of any Five-Percent Stockholder shall be increased.

These restrictions could prohibit or delay the accomplishment of an ownership change with respect to Visteon by (i) discouraging any person or group from being a Five-Percent Stockholder and (ii) discouraging any existing Five-Percent Stockholder from acquiring more than a minimal number of additional shares of Visteon’s stock.

Business Opportunities.  In recognition that our investors and their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries may serve as our directors and/or officers and that our investors may engage in similar activities or lines of business that we do, our second amended and restated certificate of incorporation provides for the allocation of certain business opportunities between us and our investors. Specifically, none of our investors or any officer, director, agent, stockholder, member, partner or affiliate of an investor has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any investor acquires knowledge of a potential transaction or matter which may be a business opportunity for itself and us, we will not have any expectancy in such business opportunity, and the investor will not have any duty to communicate or offer such business opportunity to us and may pursue or acquire such business opportunity for itself or direct such opportunity to another person. In addition, if a director or officer of us who is also an officer, director, agent, stockholder, member, partner or affiliate of any investor acquires knowledge of a potential transaction or matter which may be a business opportunity for us and an investor, we will not have any expectancy in such business opportunity unless such business opportunity is expressly offered to such person solely in his or her capacity as a director or officer of us.

No such person shall be liable to Visteon or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to Visteon or its subsidiaries.

These provisions of our certificate of incorporation are permitted by Section 122 of the DGCL, and, accordingly, we and all of our stockholders will be subject to them.

Transactions with Interested Directors or Officers.  In recognition that we may engage in material business transactions with one or more of our directors or officers, an entity in which one or more of our directors or officers are its directors or officers or have a financial interest, our second amended and restated bylaws provide that such a contract or transaction will not be void or voidable solely because a director or officer is interested, or solely because the director or officer is present at or participates in the meeting which authorizes the contract or transaction, or solely because such person’s votes are counted for such purpose if:

•	the material facts as to such person’s or persons’ relations or interest as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, even though the number of disinterested directors may be less than a quorum; or

•	the material facts as to such person’s or person’s relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

•	the contract or transaction is fair as to us as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

Transfer Agent and Registrar

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

Listing of Our Common Stock

Currently, our common stock is quoted on the OTC Bulletin Board under the trading symbol “VSTO.OB”.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time.

Sale of Restricted Shares

As of October 15, 2010, we had 50,309,187 shares of common stock outstanding. Except as set forth below, all shares of our common stock outstanding after this offering will be freely tradable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 (“Rule 144”) under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our common stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144.

Common Stock and Warrants Issued in Reliance on Section 1145 of the Bankruptcy Code

We relied on section 1145(a)(1) and (2) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of a portion of our common stock, as well as the Ten Year Warrants and Five Year Warrants. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under the Plan of Reorganization from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. Section 1145(a)(2) of the Bankruptcy Code exempts the offer of securities through and the sale of any securities upon the exercise of any warrant, option, right to subscribe or conversion privilege issued under 1145(a)(1) of the Bankruptcy Code, such as the shares of our common stock issuable upon exercise of the Ten Year Warrants and Five Year Warrants, from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. 3,497,520 shares of our common stock issued pursuant to the Plan of Reorganization, the Ten Year Warrants, the Five Year Warrants and the 3,907,774 shares of our common stock issuable upon exercise of such warrants may be resold without registration unless the seller is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•	purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under the Plan of Reorganization for the holders of those securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) (a) under an agreement made in connection with the Plan of Reorganization, the completion of the Plan of Reorganization, or with the offer or sale of securities under the Plan of Reorganization; or (b) is an “affiliate” of the issuer.

To the extent a person is deemed to be an “underwriter,” resales by such person would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our common stock or other securities without registration if they are able to comply with the provisions of Rule 144, as described further below.

Rule 144

As of October 15, 2010, 45,145,000 shares of our outstanding common stock constituted “restricted securities” under Rule 144. Commencing on April 1, 2011, assuming we remain current in our reporting obligations under the Exchange Act, and commencing on October 1, 2011, if we do not, these shares may also be sold under Rule 144 subject in the case of holders that are affiliates to restrictions on volume and manner of sale.

Common Stock Issued in the Rights Offering

Certain holders of claims against Visteon and/or its subsidiaries (the “Eligible Holders”) agreed to purchase shares of our common stock in a rights offering pursuant to the Plan of Reorganization and certain commitment agreements. The offer and sale of common stock issued to the Eligible Holders pursuant to the rights offering was exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) thereof, and are deemed “restricted securities” within the meaning of Rule 144 and may not be sold unless registered under the Securities Act or in compliance with an applicable exemption therefrom. As a result, the common stock issued to the Eligible Holders, is not freely tradable.

Pursuant to the Registration Rights Agreement, we are required to cause a shelf registration statement covering the resale of the common stock issued to certain investors in the rights offering to be filed with the SEC no later than fourteen business days after the Effective Date. Shares sold pursuant to such registration statement will be freely tradable, subject to the volume limitations and other restrictions set forth in Rule 144 applicable to common stock held by our affiliates. Pursuant to such requirement, we have filed the registration statement of which this prospectus is a part with the SEC.

Stock Options and Other Stock Awards

The Plan of Reorganization contemplates the adoption of a new management incentive plan under which shares of our common stock, or options or other awards to purchase shares of common stock, can be issued to the our directors, management and other employees. Under the Visteon Corporation 2010 Incentive Plan, shares of common stock have been reserved for issuance, and we have awarded 1,666,667 restricted shares of common stock and restricted stock units to certain of our employees and non-employee directors. We have filed a registration statement on Form S-8 covering all of the shares of common stock reserved for issuance under the Visteon Corporation 2010 Incentive Plan, and such shares will be freely tradable in the public market as soon as issued subject to certain limitations applicable to affiliates and any restrictions applicable to the vesting of awards.

LEGAL PROCEEDINGS

On August 31, 2010, the Bankruptcy Court confirmed the Plan of Reorganization. Mark Taub and Andrew Shirley, holders of pre-confirmation shares of common stock of Visteon, had objected to confirmation of the Plan of Reorganization alleging, among other grounds, that the Plan of Reorganization violated section 1123(a)(4) of the Bankruptcy Code because the members of an ad hoc equity committee had entered into the equity contribution agreement with us and other investors, which entitled them to purchase a limited number of shares of reorganized Visteon and receive reimbursement for certain expenses. The Bankruptcy Court overruled their objection in entering the order confirming the Plan of Reorganization (the “Confirmation Order”). On September 8, 2010, Messrs. Taub and Shirley sought a stay pending appeal of the Confirmation Order. The Bankruptcy Court denied their request for a stay on September 9, 2010. On September 10, 2010, Messrs. Taub and Shirley (the “Appellants”) filed a notice of appeal of the Confirmation Order with the United States District Court for the District of Delaware (the “District Court”), seeking to overturn the Confirmation Order and/or other equitable relief. The Appellants also moved for a stay pending appeal from the District Court. By oral order given on September 14, 2010, the District Court affirmed the Bankruptcy Court’s decision denying a stay pending appeal. The Plan of Reorganization went effective on October 1, 2010.

We intend to vigorously defend the Bankruptcy Court’s entry of the Confirmation Order on appeal. We are unable to estimate what impact an adverse ruling would have on its results of operations, financial condition or the value of its securities. The appellants have requested remedies that include overturning the Confirmation Order, the payment of cash damages of in excess of $50 million, the lowering of the exercise price on certain warrants issued to our old stockholders from $58.80 to $16.49, the sale of approximately 1.8 million shares of new common stock to our old stockholders at $27.69, or other equitable remedies the District Court may determine. In the event the District Court fashions a remedy for the Appellants, such remedy could negatively impact the value of new common stock.

PLAN OF DISTRIBUTION

We are registering 46,972,866 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	in the over-the-counter market or on any national securities exchange on which our shares are listed or traded, if any;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•	by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

•	a combination of any such methods; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the OTC Bulletin Board or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under the registration rights agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock;

however, the selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholders;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by the selling stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholders.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Kirkland & Ellis LLP, Chicago, Illinois, will pass upon the validity of the common stock offered in this offering.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

Amount SEC registration fee	$209,323
Accounting fees and expenses	50,000
Legal fees and expenses	300,000
Printing fees and expenses	100,000

Total	$659,323

Item 14.	Indemnification of Directors and Officers.

Visteon is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

Article Ninth of Visteon’s second amended and restated certificate of incorporation provides that a director of Visteon shall not be personally liable to Visteon or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Article Tenth of Visteon’s second amended and restated certificate of incorporation and Article VIII of Visteon’s amended and restated bylaws provide for indemnification of the officers and directors of Visteon to the fullest extent permitted by the DGCL.

The foregoing is only a general summary of certain aspects of Delaware law and the registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the registrant’s second amended and restated certificate of incorporation and bylaws.

Visteon has obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.

Item 15.	Recent Sales of Unregistered Securities.

On the Effective Date, all existing shares of old common stock were cancelled pursuant to the Plan of Reorganization.

Pursuant to the Plan of Reorganization, on the Effective Date, Visteon issued (i) 3,520,408 shares of common stock, (ii) 2,355,000 Ten Year Warrants; and (iii) 1,552,774 Five Year Warrants, which, in each case (including shares of common stock issuable upon exercise such warrants), based on the Plan of Reorganization and Confirmation Order entered by the Bankruptcy Court on August 31, 2010, are exempt from registration requirements of the Securities Act, in reliance on Section 1145 of the Bankruptcy Code.

Pursuant to the Plan of Reorganization, on the Effective Date, Visteon issued 45,145,000 shares of common stock in connection with the rights offering provided for in the Plan of Reorganization. Such shares are exempt from registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

Reference is made to the Exhibit Index filed as part of this Registration Statement.

Item 17.	Undertakings

a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e) The undersigned hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Van Buren Township, State of Michigan on October 22, 2010.

VISTEON CORPORATION

By:	/s/ William G. Quigley III
Name:     William G. Quigley III

Title:	Executive Vice President and Chief
Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William G. Quigley III, Michael K. Sharnas, Heidi A. Sepanik and Peter M. Ziparo, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature/Name	Position	Date

/s/ Donald J. Stebbins Donald J. Stebbins	Chairman, President and Chief Executive Officer (Principal Executive Officer)	October 22, 2010

/s/ William G. Quigley III William G. Quigley III	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 22, 2010

/s/ Michael J. Widgren Michael J. Widgren	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	October 22, 2010

/s/ Duncan H. Cocroft Duncan H. Cocroft	Director	October 22, 2010

Philippe Guillemot	Director	N/A

/s/ Herbert L. Henkel Herbert L. Henkel	Director	October 22, 2010

Signature/Name	Position	Date

/s/ Mark T. Hogan Mark T. Hogan	Director	October 22, 2010

/s/ Jeffrey D. Jones Jeffrey D. Jones	Director	October 22, 2010

/s/ Karl J. Krapek Karl J. Krapek	Director	October 22, 2010

/s/ Timothy D. Leuliette Timothy D. Leuliette	Director	October 22, 2010

/s/ William E. Redmond, Jr. William E. Redmond, Jr.	Director	October 22, 2010

Exhibit Index

Exhibit No.	Description

2.1	Fifth Amended Joint Plan of Reorganization, filed August 31, 2010 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Visteon Corporation filed on September 7, 2010 (File No. 001-15827)).
2.2	Fourth Amended Disclosure Statement, filed June 30, 2010 (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Visteon Corporation filed on September 7, 2010 (File No. 001-15827)).
3.1	Second Amended and Restated Certificate of Incorporation of Visteon Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A of Visteon Corporation filed on September 30, 2010 (File No. 000-54138)).
3.2	Second Amended and Restated Bylaws of Visteon Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A of Visteon Corporation filed on September 30, 2010 (File No. 000-54138)).
4.1	Warrant Agreement, dated as of October 1, 2010, by and between Visteon Corporation and Mellon Investor Services LLC (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form 8-A of Visteon Corporation filed on September 30, 2010 (File No. 000-54138)).
4.2	Warrant Agreement, dated as of October 1, 2010, by and between Visteon Corporation and Mellon Investor Services LLC (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form 8-A of Visteon Corporation filed on September 30, 2010 (File No. 000-54138)).
5.1	Legal Opinion of Kirkland & Ellis LLP.*
10.1	Registration Rights Agreement, dated as of October 1, 2010, by and among Visteon Corporation and certain investors listed therein (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).
10.2	Equity Commitment Agreement, dated as of May 6, 2010, by and among Visteon Corporation, Alden Global Distressed Opportunities Fund, L.P., Allen Arbitrage, L.P., Allen Arbitrage Offshore, Armory Master Fund Ltd., Capital Ventures International, Caspian Capital Partners, L.P., Caspian Select Credit Master Fund, Ltd., Citadel Securities LLC, CQS Convertible and Quantitative Strategies Master Fund Limited, CQS Directional Opportunities Master Fund Limited, Crescent 1 L.P., CRS Fund Ltd., CSS, LLC, Cumber International S.A., Cumberland Benchmarked Partners, L.P., Cumberland Partners, Cyrus Europe Master Fund Ltd., Cyrus Opportunities Master Fund II, Ltd., Cyrus Select Opportunities Master Fund, Ltd., Deutsche Bank Securities Inc. (solely with respect to the Distressed Products Group), Elliott International, L.P., Goldman, Sachs & Co. (solely with respect to the High Yield Distressed Investing Group), Halbis Distressed Opportunities Master Fund Ltd., Kivu Investment Fund Limited, LongView Partners B, L.P., Mariner LDC (Caspian), Mariner LDC (Riva Ridge), Merced Partners II, L.P., Merced Partners Limited Partnership, Monarch Master Funding Ltd., NewFinance Alden SPV, Oak Hill Advisors, L.P., Quintessence Fund L.P., QVT Fund LP, Riva Ridge Master Fund, Ltd., Seneca Capital LP, Silver Point Capital, L.P., SIPI Master Ltd., Solus Alternative Asset Management LP, Spectrum Investment Partners, L.P., Stark Criterion Master Fund Ltd., Stark Master Fund Ltd., The Liverpool Limited Partnership, The Seaport Group LLC Profit Sharing Plan, UBS Securities LLC, Venor Capital Management, Whitebox Combined Partners, L.P., and Whitebox Hedged High Yield Partners, L.P. (incorporated by reference to Exhibit 2.1 to the Quarterly Report on Form 10-Q of Visteon Corporation filed on August 9, 2010 (File No. 001-15827)).

Exhibit No.		Description

10.3		First Amendment, dated as of June 13, 2010, to the Equity Commitment Agreement, by and among Visteon Corporation, Alden Global Distressed Opportunities Fund, L.P., Allen Arbitrage, L.P., Allen Arbitrage Offshore, Armory Master Fund Ltd., Capital Ventures International, Caspian Capital Partners, L.P., Caspian Select Credit Master Fund, Ltd., Citadel Securities LLC, CQS Convertible and Quantitative Strategies Master Fund Limited, CQS Directional Opportunities Master Fund Limited, Crescent 1 L.P., CRS Fund Ltd., CSS, LLC, Cumber International S.A., Cumberland Benchmarked Partners, L.P., Cumberland Partners, Cyrus Europe Master Fund Ltd., Cyrus Opportunities Master Fund II, Ltd., Cyrus Select Opportunities Master Fund, Ltd., Deutsche Bank Securities Inc. (solely with respect to the Distressed Products Group), Elliott International, L.P., Goldman, Sachs & Co. (solely with respect to the High Yield Distressed Investing Group), Halbis Distressed Opportunities Master Fund Ltd., Kivu Investment Fund Limited, LongView Partners B, L.P., Mariner LDC (Caspian), Mariner LDC (Riva Ridge), Merced Partners II, L.P., Merced Partners Limited Partnership, Monarch Master Funding Ltd., NewFinance Alden SPV, Oak Hill Advisors, L.P., Quintessence Fund L.P., QVT Fund LP, Riva Ridge Master Fund, Ltd., Seneca Capital LP, Silver Point Capital, L.P., SIPI Master Ltd., Solus Alternative Asset Management LP, Spectrum Investment Partners, L.P., Stark Criterion Master Fund Ltd., Stark Master Fund Ltd., The Liverpool Limited Partnership, The Seaport Group LLC Profit Sharing Plan, UBS Securities LLC, Venor Capital Management, Whitebox Combined Partners, L.P., and Whitebox Hedged High Yield Partners, L.P. (incorporated by reference to Exhibit 2.2 to the Quarterly Report on Form 10-Q of Visteon Corporation filed on August 9, 2010 (File No. 001-15827)).
10.4		Term Loan Agreement, dated October 1, 2010 by and among Visteon Corporation, certain of its subsidiaries, the lenders party thereto and Morgan Stanley Senior Funding Inc. as the Term Administrative Agent, (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).
10.5		Revolving Loan Credit Agreement, dated October 1, 2010 by and among Visteon Corporation, certain of its subsidiaries, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Revolver Administrative Agent (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15877)).
10.6		Employment Agreement, dated October 1, 2010, by and between Visteon Corporation and Donald J. Stebbins (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).†
10.7		Form of Executive Officer Change in Control Agreement (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).†
10.8		Form of Officer Change In Control Agreement (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).†
10.9		Global Settlement and Release Agreement, dated September 29, 2010, by and among Visteon Corporation, Ford Motor Company and Automotive Components Holdings, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).
10.10		Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Visteon Corporation filed on September 30, 2010 (File No. 333-169695)).†
10	.10.1	Form of Terms and Conditions of Initial Restricted Stock Grants under the Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-8 of Visteon Corporation filed on September 30, 2010 (File No. 333-169695)).†
10	.10.2	Form of Terms and Conditions of Initial Restricted Stock Unit Grants under the Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-8 of Visteon Corporation filed on September 30, 2010 (File No. 333-169695)).†
10.11		Visteon Corporation Amended and Restated Deferred Compensation Plan for Non-Employee Directors.*†
10.12		Visteon Corporation 2010 Supplemental Executive Retirement Plan.*†
10.13		Visteon Corporation 2010 Pension Parity Plan.*†
10.14		2010 Visteon Executive Severance Plan.*†

Exhibit No.	Description

21.1	Subsidiaries of Visteon Corporation (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Visteon Corporation for the period ended December 31, 2009 (File No. 001-15827)).
23.1	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.*
23.2	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page).*

*	Filed herewith.

†	Management compensatory plan or arrangement.